AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MIDWEST TRANSMISSION HOLDINGS, LLC

Page

ARTICLE I GENERAL MATTERS    1
Section 1.1    Formation    1
Section 1.2    Name    1
Section 1.3    Purpose    2
Section 1.4    Registered Office    2
Section 1.5    Registered Agent    2
Section 1.6    Members    2
Section 1.7    Powers    3
Section 1.8    Limited Liability Company Agreement    3
Section 1.9    Issuance of Additional Membership Interests    4
Section 1.10    No State Law Partnership    4
ARTICLE II MANAGEMENT    4
Section 2.1    Managers    4
Section 2.2    Number of Managers; Proportional Appointment Rights    4
Section 2.3    Removal of Managers    6
Section 2.4    Vacancies    7
Section 2.5    Acts of the Board; Voting    7
Section 2.6    Compensation of Managers    7
Section 2.7    Meetings of Managers; Notice    7
Section 2.8    Quorum    8
Section 2.9    Place and Method of Meetings    8
Section 2.10    Action by the Board Without a Meeting    9
Section 2.11    Duties of Managers    9
Section 2.12    Committees    9
Section 2.13    Investor Member Board Observer    10
Section 2.14    Related Party Matters    11
Section 2.15    D&O Insurance    13
ARTICLE III OFFICERS    13
Section 3.1    Appointment and Tenure    13

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(continued)
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Section 3.2    Removal    13
Section 3.3    President    13
Section 3.4    Vice Presidents    14
Section 3.5    Secretary; Assistant Secretaries    14
Section 3.6    Treasurer; Assistant Treasurers    14
Section 3.7    Duties of Officers; Limitations of Authority    14
ARTICLE IV DEFAULT; DISSOLUTION    15
Section 4.1    Events of Default    15
Section 4.2    Default Notice    15
Section 4.3    Dissolution    15
ARTICLE V CAPITAL CONTRIBUTIONS; DISTRIBUTIONS    16
Section 5.1    Capital Contributions    16
Section 5.2    Distributions Generally; Support Payments    21
Section 5.3    Distributions upon the Occurrence of an Event of Dissolution    22
Section 5.4    Withdrawal of Capital; Interest    22
ARTICLE VI TRANSFERS OF MEMBERSHIP INTERESTS    22
Section 6.1    General Restriction    22
Section 6.2    Transfers to Permitted Transferees; Liens by Members    22
Section 6.3    Right of First Offer    23
Section 6.4    Tag-Along Rights    26
Section 6.5    Drag-Along Rights    27
Section 6.6    Put Option    30
Section 6.7    Cooperation    31
ARTICLE VII PREEMPTIVE RIGHTS    32
Section 7.1    Preemptive Rights    32
ARTICLE VIII PROTECTIVE PROVISIONS    33
Section 8.1    Investor Member No Threshold Matters    33
Section 8.2    Investor Member Threshold Matters    34
Section 8.3    Consultation Matters    37

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(continued)
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Section 8.4    Actions by the Investor Manager on behalf of the Investor Member    37
Section 8.5    Acknowledgement of Purpose of Provisions    38
ARTICLE IX OTHER COVENANTS AND AGREEMENTS    38
Section 9.1    Books and Records    38
Section 9.2    Financial Reports    39
Section 9.3    Other Business; Corporate Opportunities    40
Section 9.4    Compliance with Laws    41
Section 9.5    Non-Solicit    42
Section 9.6    Confidentiality    43
Section 9.7    Expenses    44
Section 9.8    Corporate Transparency Act Compliance    44
Section 9.9    Obligations in Respect of Financings    45
ARTICLE X TAX MATTERS    45
Section 10.1    Tax Classification    45
Section 10.2    Tax Matters Shareholder    45
Section 10.3    Tax Allocation Agreement    46
Section 10.4    Cooperation    46
Section 10.5    Withholding    46
Section 10.6    Certain Representations and Warranties    47
Section 10.7    Intended Tax Treatment    47
ARTICLE XI LIABILITY; EXCULPATION; INDEMNIFICATION    47
Section 11.1    Liability; Member Duties    47
Section 11.2    Exculpation    47
Section 11.3    Indemnification    48
Section 11.4    Authorization    48
Section 11.5    Reliance on Information    48
Section 11.6    Advancement of Expenses    49
Section 11.7    Non-Exclusive Provisions    49
Section 11.8    Survival of Indemnification and Advancement of Expenses    49

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(continued)
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Section 11.9    Limitations    49
ARTICLE XII REPRESENTATIONS AND WARRANTIES    50
Section 12.1    Members Representations and Warranties    50
ARTICLE XIII MISCELLANEOUS    50
Section 13.1    Notices    50
Section 13.2    Assignment    52
Section 13.3    Waiver of Partition    52
Section 13.4    Further Assurances    52
Section 13.5    Third Party Beneficiaries    52
Section 13.6    Parties in Interest    53
Section 13.7    Severability    53
Section 13.8    Construction    53
Section 13.9    Complete Agreement    53
Section 13.10    Amendment; Waiver    53
Section 13.11    Governing Law    54
Section 13.12    Specific Performance    54
Section 13.13    Escalation; Arbitration    54
Section 13.14    Counterparts    56
Section 13.15    Fair Market Value Determination    56
Section 13.16    Certain Definitions    57
Section 13.17    Terms Defined Elsewhere in this Agreement    71
Section 13.18    Other Definitional Provisions    72
Schedules
Schedule 1 – Schedule of Members
Schedule 2 – Prohibited Competitors

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Midwest Transmission Holdings, LLC (the “Company”) is made and entered into as of June 5, 2025 (the “Effective Date”), by and among the Company, AEP Transmission Company, LLC, a Delaware limited liability company (the “AEP Member”), and Olympus BidCo L.P., a Delaware limited partnership (the “Investor Member”). The Company, the AEP Member and the Investor Member are each sometimes referred to herein as a “Party” and, together, as the “Parties”.
RECITALS
1.    Immediately prior to the execution and delivery hereof, the AEP Member was the owner of 100% of the Membership Interests.
2.    On January 9, 2025, the Company, the AEP Member and the Investor Member entered into the Contribution Agreement, pursuant to which the Company has concurrently with the execution and delivery of this Agreement issued to the Investor Member Membership Interests constituting a 19.9% Percentage Interest.
3.    Upon the execution and delivery hereof, and in connection with the closing of the transactions contemplated by the Contribution Agreement, the AEP Member is the owner of Membership Interests constituting an 80.1% Percentage Interest, and the Members collectively are the owners of 100% of the Membership Interests.
4.    The Parties desire to, and by the execution and delivery of this Agreement hereby do, amend and restate in its entirety the Limited Liability Company Agreement of the Company, dated as of December 30, 2024, to provide for, among other things, the admission of the Investor Member as a Member, the rights and responsibilities of the Parties with respect to the governance, financing and operation of the Company and certain other matters relating to the business arrangements between the Parties with respect to the Company.
Therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valid consideration the receipt of which is hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
GENERAL MATTERS
Section 1.1    Formation. The AEP Member formed the Company as a limited liability company pursuant to the Act. The Members ratify the organization, formation and continuation of the Company pursuant to the terms and conditions of this Agreement.
Section 1.2    Name. The name of the Company is “Midwest Transmission Holdings, LLC”.

Section 1.3    Purpose.
(a)    The purpose of the Company is to, either on its own behalf or through its Subsidiaries, engage in all lawful business for which limited liability companies may be formed under the Act in furtherance of the following activities (the “Company Business”):
(i)    owning and operating public utilities engaged in the development, construction, commercialization, operation, maintenance or ownership of electric transmission assets and facilities located in the Target States, and such additional geographic regions as the Board may approve (subject to Article VIII);
(ii)    undertaking any business activities conducted as of the Effective Date by the Company or its Subsidiaries;
(iii)    engaging in such other related activities that are expected to be eligible to earn recovery through transmission rates approved or accepted by FERC; and
(iv)    engaging in such other activities as the Board deems necessary, convenient or incidental to the conduct, promotion or attainment of the activities described in the foregoing sub-clauses (i), (ii) and (iii).
(b)    The Company shall not engage in any activity or conduct inconsistent with the Company Business or any reasonable extensions thereof.
Section 1.4    Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section 1.5    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section 1.6    Members.
(a)    Each of the AEP Member and the Investor Member is hereby or was heretofore admitted to the Company as a Member, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, in fact or for any other purpose, a Member.
(b)    No Member shall have any right to withdraw from the Company except as expressly set forth herein. No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly set forth in this Agreement, no event affecting a Member (including dissolution, bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.

(c)    The Members’ names, addresses and Percentage Interests are set forth on the Schedule of Members attached to this Agreement as Schedule 1.
(d)    No Member, acting in its capacity as a Member, shall be entitled to vote on any matter relating to the Company other than as specifically required by the Act or as expressly set forth in this Agreement.
(e)    Except as otherwise expressly set forth in this Agreement, any matter requiring the action, consent, vote or other approval of the Members hereunder shall require action, consent, vote or approval of the Members owning at least a majority of the Membership Interests.
(f)    A Member shall automatically cease to be a Member upon direct Transfer of all of such Member’s Membership Interests made pursuant to and in accordance with the terms of this Agreement. Immediately upon any such permissible direct Transfer, the Company shall cause such Member to be removed from Schedule 1 to this Agreement and to be substituted by the transferee or transferees in such Transfer, and, except as otherwise expressly provided for herein, such transferee or transferees shall be deemed to be a “Member” and a “Party” for all purposes hereunder and all references to the AEP Member or the Investor Member, as the case may be, shall be deemed to be references to such transferee or transferees (notwithstanding, in the case that more than one Person is a transferee of such Membership Interests, that such defined terms as used herein are singular in number). All Membership Interests held or acquired by a Member and its Affiliates that from time to time hold Membership Interests shall be aggregated together for purposes of determining the rights or obligations of a Member, or application of any restrictions to a Member, or reference to its Membership Interests under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. In the event there is more than one Investor Member and such Members are not Affiliated, the appointment, consent and approval rights afforded hereunder to the Investor Member specifically (as opposed to any such rights afforded to Members generally) shall be exercised by the vote or consent of (i) with respect to any such rights expressly subject to any applicable Percentage Interest threshold or expressly applicable to any Investor Member regardless of Percentage Interest (including the Investor Member rights set forth in Section 2.2, Section 2.13, Section 8.1, Section 8.2, Section 8.3 and Section 13.15), each such Investor Member (together with its Affiliates), separately and independently, that meets any such applicable Percentage Interest threshold or (ii) with respect to any other such rights (including the Investor Member rights set forth in Section 6.3), by Investor Members holding a majority of the cumulative Membership Interests that are held by all of the Investor Members.
Section 1.7    Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in Section 1.3, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the Laws of the State of Delaware.
Section 1.8    Limited Liability Company Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for the purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.
Section 1.9    Issuance of Additional Membership Interests. Except for (a) the issuance of any Excluded Membership Interests or (b) the issuance of Membership Interests made pursuant to and in accordance with Section 5.1, Article VII or as otherwise permitted herein, the Company shall not issue any new Membership Interests, or any securities convertible into Membership Interests or other equity interests of the Company, to any Third Party or to the Members other than in accordance with their respective Percentage Interests.
Section 1.10    No State Law Partnership. The Parties intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Nothing in this Section 1.10 shall control with respect to income tax treatment of the Company.
ARTICLE II
MANAGEMENT
Section 2.1    Managers. Subject to the provisions of the Act and any limitations in this Agreement as to action required to be authorized or approved by the Members (including any action that requires the consent of the Investor Member pursuant to Section 8.1 or Section 8.2), the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of a board of Managers (the “Board” and each duly appointed and continuing member thereof from time to time, a “Manager”), and no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or any actual or apparent authority to enter into Contracts on behalf of, or to otherwise bind, the Company. Without prejudice to such general powers, but subject to the same limitations, the Board shall be empowered to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with applicable Law or this Agreement, as the Board shall deem to be in the best interest of the Company (subject to the limitations on fiduciary duties set forth in Section 2.11).
Section 2.2    Number of Managers; Proportional Appointment Rights.
(a)    The authorized number of Managers constituting the Board shall be 11 Managers, subject to any increase effected pursuant to Section 2.2(e) (the “Total Number of Managers”).
(b)    The Investor Member shall, as of the Effective Date, be entitled to appoint two Managers. The Investor Member shall retain the right to appoint two Managers for so long as it (together with its Affiliates) holds a Percentage Interest equal to or greater than 17.5%. In the event that the Investor Member’s Percentage Interest (together with its Affiliates) is reduced below 17.5% but remains at or above a 9.9% Percentage Interest, the Investor Member shall retain the right to appoint one Manager. In the event that the Investor Member’s Percentage Interest (together with its Affiliates) is reduced below 9.9%, the Investor Member shall cease to be entitled to appoint any Investor Managers. Managers appointed by the Investor Member are referred to herein as “Investor Managers”. The appointment of any particular proposed Investor Manager shall be subject to the AEP Member’s prior written consent of the identity of such individual prior to his or her appointment to the Board (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, that the AEP Member shall not have any such consent right over the appointment of any proposed Investor Manager that is a Qualified Designee.
(c)    In the event that the Investor Member’s Percentage Interest decreases such that the Investor Member would be entitled to appoint a number of Investor Managers that is less than the number of Investor Managers then serving on the Board, the Investor Member will, concurrently with such decrease, designate (in the Investor Member’s sole discretion) one or more Investor Managers for removal from the Board, such that the number of Investor Managers serving on the Board is equal to the number of Investor Managers that the Investor Member is entitled to appoint at such time pursuant to Section 2.2(b), such removal or removals being effective immediately upon such designation. If the Investor Member fails to so designate Investor Managers concurrently with such decrease in the Investor Member’s Percentage Interest, then the AEP Member may designate (in the AEP Member’s sole discretion) for removal the number of Investor Managers required to be removed from the Board pursuant to the immediately foregoing sentence, such removal or removals being effective immediately upon such designation.
(d)    The AEP Member shall be entitled to appoint all of the remaining Total Number of Managers that the Investor Member is not entitled to appoint pursuant to Section 2.2(b). Managers appointed by the AEP Member are referred to herein as “AEP Managers”; provided, that any AEP Manager must be a Qualified Designee. The AEP Member shall further be entitled to designate an AEP Manager to serve as the chairperson of the Board.
(e)    In the event that the Investor Member’s Percentage Interest increases such that the Investor Member would be entitled to appoint a number of Investor Managers that is greater than the number of Investor Managers then serving on the Board, the AEP Member will, concurrently with such increase, elect (such election to be made in the AEP Member’s sole discretion) to either (i) designate (in the AEP Member’s sole discretion) one or more AEP Managers for removal from the Board, such that the number of Manager positions available for Investor Managers is equal to the number of Investor Managers that the Investor Member is entitled to appoint at such time pursuant to Section 2.2(b), such removal or removals being effective immediately upon such designation, or (ii) increase the Total Number of Managers to create a number of new vacancies on the Board such that the number of Manager positions available for Investor Managers is equal to the number of Investor Managers that the Investor Member is entitled to appoint at such time pursuant to Section 2.2(b). If the AEP Member fails to so act concurrently with such increase in the Investor Member’s Percentage Interest, then the Investor Member may designate (in the Investor Member’s sole discretion) for removal the number of AEP Managers required to be removed from the Board had the AEP Member elected the actions set forth in clause (i) of the immediately foregoing sentence, such removal or removals being effective immediately upon such designation.
(f)    For each Investor Manager that the Investor Member is entitled to appoint, the Investor Member shall be further entitled to identify up to an equal number of individuals (not to exceed the number of Investor Managers the Investor Member is then-entitled to appoint) (each, a “Designated Alternate”) who are authorized to attend meetings of the Board (or meetings of Board committees) in lieu of any Investor Manager in the event that such Investor Manager is unable to attend such meeting. A Designated Alternate will be entitled to exercise the powers of the applicable absent Investor Manager at such meetings, and will be subject to all of the responsibilities of an Investor Manager hereunder at such meeting as if they were the Investor Manager. The appointment of any Designated Alternate shall be subject to the same approval right of the AEP Member applicable to Investor Managers under Section 2.2(b). If a Designated Alternate is serving in lieu of an absent Investor Manager at any Board or committee meeting, the Investor Member shall provide notice to the AEP Member of this fact prior to the commencement of such meeting (which notice may be in the form of written notice, including by way of an email to the AEP Managers, or an oral announcement by the Designated Alternate of such fact at the commencement of such meeting), and such notice shall be recorded in the minutes of such meeting. For the avoidance of doubt, (i) the applicable Investor Manager for which a Designated Alternate was so designated, on the one hand, and such Designated Alternate, on the other hand, may not both function as a Manager at any meeting of the Board (or committee thereof), and (ii) any references to approval or notice by the Investor Managers in this Agreement will be deemed to refer to the Investor Managers, and not a Designated Alternate, except in respect of the voting on matters presented at the meeting at which a Designated Alternate is attending. In the event that the Designated Alternate is also the Board Observer, at any Board or committee meeting in which he or she is serving as an Investor Manager pursuant to this Section 2.2(f), he or she shall be deemed to be serving only as an Investor Manager and not as the Board Observer at such meeting.
Section 2.3    Removal of Managers. Any one or more Managers may be removed at any time, with or without cause, by the Member that appointed such Manager, and except as provided in Section 2.2(c) and Section 2.2(e), may not be removed by any other means. If a Manager is convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction), or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, then the Member that appointed such Manager shall, unless consented to by the other Member, promptly remove such Manager. If a Manager is no longer a Qualified Designee, the Member that appointed such Manager shall promptly remove such Manager, unless consented to by each other Member that is not an Affiliate of the Member that appointed such Manager. Delivery of a written notice to the Company by a Member designating for removal a Manager appointed by such Member shall conclusively and with immediate effect constitute the removal of such Manager, without the necessity of further action by the Company, the Board, or by the applicable removed Manager. Each Manager duly appointed by a Member pursuant to and in accordance with the provisions of Section 2.2 shall hold office until his or her resignation, death, permanent disability, removal pursuant to and in accordance with Section 2.2 or with this Section 2.3, or until a successor Manager is duly appointed by the Member that appointed (and continues to be entitled to appoint) such Manager.
Section 2.4    Vacancies. A vacancy shall be deemed to exist in case of the resignation, death, permanent disability or removal of any Manager, or pursuant to an increase in the Total Number of Managers pursuant to and in accordance with the provisions of Section 2.2(e). The Member entitled to appoint a Manager to the vacant Manager position may appoint or elect a Manager thereto to take office (a) immediately, (b) effective upon the departure of the vacating Manager, in the case of a resignation, or (c) at such other later time as may be determined by such Member.
Section 2.5    Acts of the Board; Voting. Except as otherwise expressly set forth in this Agreement (including Section 8.1 and Section 8.2), a vote of a majority of the Managers present at a duly called and noticed meeting of the Board at which a quorum is present shall be required to authorize or approve any action of the Board; provided, that if any Manager is not present at a meeting at which a quorum is established, the present Managers appointed by the same Member (or its Affiliates) as the absent Manager shall collectively have the right to cast one additional vote for each such Manager appointed by the same Member (or its Affiliates) not in attendance at such meeting that would be eligible to vote on the applicable action or decision if present at the meeting. Every act of or decision taken or made by the Managers pursuant to the vote required by this Section 2.5 shall be conclusively regarded as an act of the Board.
Section 2.6    Compensation of Managers. No compensation shall be paid to any Manager without the unanimous approval of the Board, provided that the allocated share of any such compensation shall reasonably be expected to be recoverable in the FERC-jurisdictional regulated rates for the transmission facilities owned by the Company Group. The Board shall also have the authority (but not the obligation) to reimburse Managers for expenses incurred for attendance at meetings of the Board or otherwise in connection with their respective service on the Board. Nothing herein shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. If approved by the Board, the Board Observer may be entitled to reimbursement for expenses incurred for attendance at meetings of the Board to the same extent as if he or she were a Manager.
Section 2.7    Meetings of Managers; Notice. Except as provided pursuant to Section 2.10, meetings of the Board, both regular and special, for any purpose or purposes may be called at any time by the Board or by the Company at the request of any Manager, by providing at least seven calendar days’ written notice to each Manager unless the chairperson of the Board determines, acting reasonably, that there is a significant and time sensitive matter that requires shorter notice to be given, in which case a meeting of the Board may be called by giving at least 48 hours’ written notice to each Manager. Regular Board meetings will be held at least quarterly. Each notice shall state the purpose(s) of and agenda for the meeting and include all required information, including dial-in numbers or other applicable access information, in order to participate in the meeting by telephonic means, over the internet or by means of any other customary electronic communications equipment. Unless otherwise agreed by unanimous consent of the Board, no proposal shall be put to a vote of the Board unless it has been listed on the agenda for such meeting. Notice of the time and place of meetings shall be delivered personally or by telephone to each Manager, or sent by e-mail or other electronic communication to any Manager. Any notice given personally or by telephone shall be communicated to the applicable Manager. A Manager may waive the notice requirement set forth in this Section 2.7 by any means reasonable in the circumstances, including by communication to one or more other Managers, and the presence of a Manager at a meeting or the approval by a Manager of the minutes thereof shall conclusively constitute a waiver by such Manager of such notice requirement.
Section 2.8    Quorum.
(a)    Except as otherwise expressly set forth herein, the presence (whether physical, telephonic, over the internet or by means of other customary electronic communications equipment) of a majority of the number of Managers then serving on the Board (without regard to the Total Number of Managers) at a meeting of the Board, which must include at least one Investor Manager (if one is serving on the Board) and the number of AEP Managers necessary for the AEP Managers to constitute a majority of Managers at any such meeting, shall constitute a quorum of the Board for the transaction of all business thereat; provided, that if a quorum fails at two consecutive attempted meetings that are called pertaining to the same subject matter with proper notice due to the failure of the Investor Manager(s) to attend, then at the third attempted meeting only a majority of the number of Managers then serving on the Board, including the number of AEP Managers necessary for the AEP Managers to constitute a majority of Managers at any such meeting (without regard to the Total Number of Managers or the attendance of the Investor Manager(s)) must be present in person, by telephone or other electronic means or by proxy in order to constitute a quorum for the transaction of business for purposes of conducting only those matters that were included on the agenda for the attempted meetings immediately preceding such third attempted meeting.
(b)    If a quorum is not present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting, without notice other than announcement at the meeting, and the Board or Manager that called for the meeting may attempt to reschedule such meeting until a quorum is present.
Section 2.9    Place and Method of Meetings.
(a)    Meetings of the Board may be held at any place, whether within or outside the State of Delaware or the State of Ohio, and meetings may be held, in whole or in part, by telephonic means, over the internet or by means of any other customary electronic communications equipment. The place at which (or, if applicable, the electronic communication methods by which) a meeting will be held may be specified in the applicable notice of the meeting; provided, that in the absence of such specification, or in the event that any Manager objects to the place or electronic communication methods (if any) specified in the applicable notice, then the applicable meeting shall be held solely in physical presence at the principal executive office of the Company located at 1 Riverside Plaza, Columbus, OH 43215, as such location may change from time to time, it being understood that a Manager may participate in the applicable meeting in accordance with Section 2.9(b).
(b)    The Managers may participate in meetings of the Board by telephonic means, over the internet or by means of any other customary electronic communications equipment, and, to the fullest extent permitted by applicable Law, shall be deemed to be present at such meeting for all purposes, including for purposes of determining quorum and of voting.
Section 2.10    Action by the Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if a majority of the number of Managers then serving on the Board (or, if greater, the number of Managers the vote of whom would be minimally necessary to approve such action at a meeting of the Board) shall individually or collectively consent in writing to such action; provided, however, that, if (a) one or more Investor Managers are serving on the Board at the time of such written action, (b) the subject matter of such written action had not previously been addressed during a duly called and noticed meeting of the Board at which a quorum was present, and (c) no Investor Manager joins such written action, then, in such case, the written action shall not be effective until 48 hours after the secretary, assistant secretary or other officer of the Company designated by the Board has notified all then-serving Investor Managers of such action, it being understood that, during such 48-hour period, any Investor Manager shall be entitled to call a special meeting of the Board (to be held within such period and solely telephonically, over the internet or by means of other customary electronic communications equipment) for purposes of discussing with the Board the subject matter of such written action (without regard, solely for purpose of such discussion and not for purposes of taking any action that requires the vote of the Board, to whether a quorum is present to constitute a duly convened meeting of the Board). Notwithstanding the foregoing, no action set forth in Section 8.1 or Section 8.2 that requires the consent of the Investor Member shall be effected by written action entered into pursuant to this Section 2.10 without the Investor Member’s consent. Any written actions of the Board may be in counterparts and transmitted by e-mail and shall be filed with the minutes of the proceedings of the Board. Such written actions shall have the same force and effect as a vote of the Board.
Section 2.11    Duties of Managers. Each member of the Board shall have fiduciary duties identical to those of directors of a business corporation organized under the General Corporation Law of the State of Delaware; provided, however, that the Members expressly acknowledge and agree that the enforcement or exercise by an Investor Member (or an Investor Manager providing consent on behalf of an Investor Member pursuant to Section 8.4) of any of its rights under Section 8.1 or Section 8.2 and that the pursuit of business ventures by any Member as permitted by Section 9.3 shall in no event constitute a violation of the fiduciary duties of the applicable Investor Manager or Investor Member, which are hereby disclaimed in all respects with respect thereto. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Board, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Board.
Section 2.12    Committees. The Board may create one or more committees of the Board, delegate responsibilities, duties and powers to such one or more committees, and appoint

Managers to serve thereon; provided, that, for so long as the Investor Member is entitled to appoint at least one Investor Manager, at least one Investor Manager shall be entitled to be a member of any such committee(s). Each Manager appointed to serve on any such committee shall serve at the pleasure of the Board, or otherwise in accordance with the terms of the resolution designating the applicable committee. Section 2.4, Section 2.7, Section 2.8, Section 2.9 and Section 2.10 shall each apply to any committee of the Board with the same terms applicable to the Board, mutatis mutandis.
Section 2.13    Investor Member Board Observer. An Investor Member shall be entitled to appoint one Person (which shall be an individual) to serve as an observer of the Board (the “Board Observer”) for so long as such Investor Member’s Percentage Interest is equal to or greater than 4.9% (but in no event shall there be more than one Board Observer and, if more than one Investor Member holds a Percentage Interest equal to or greater than 4.9%, the Board Observer shall be the Person designated in writing by a majority in interest of Investor Members holding a Percentage Interest equal to or greater than 4.9%), which such individual shall be a Representative of an Investor Member and the identity of whom shall be subject to the prior written consent of the AEP Member (such consent not to be unreasonably withheld, delayed or conditioned); provided, that the AEP Member shall not have any such consent right over the appointment of any proposed Board Observer that is a Qualified Designee. The Board Observer shall have the right to receive notice of, attend and participate in all meetings of the Board (and any committee thereof) and to receive all information provided to Managers at the same time and in the same manner as provided to such Managers; provided, however, that the Company and the Board will be entitled to withhold access to any portion of the information and to exclude the Board Observer from any portion of any meeting of the Board (or any committee thereof) if the Company or the Board determines in good faith in reliance upon the advice of counsel that access to such information or attendance at such meeting is reasonably necessary to preserve an attorney-client privilege of the Company or the Board; provided, however, that the Investor Member shall be notified of any intent to exclude the Board Observer in reliance on the foregoing proviso in advance of any meeting from which the Board Observer is to be excluded; provided, further, that, any Board Observer that is excluded shall only be excluded for such portion of the meeting during which such matter or transaction is being discussed. For the avoidance of doubt, the Board Observer shall not have any voting rights with respect to any matter brought before the Board and shall not be counted in any manner with respect to whether a quorum is present at a meeting of the Board, and (without limiting the Company’s obligations to provide the Board Observer with notice of meetings of the Board and any committee thereof as set forth in this Section 2.13) no defect in the provision of notice to the Board Observer of any meeting of the Board shall be construed to constitute a defect in the provision of notice to Managers. In the event that the Board Observer is also a Designated Alternate and, in such capacity, he or she is serving at a Board or committee meeting as an Investor Manager pursuant to Section 2.2(f), the Investor Member shall not be entitled to appoint an additional individual to serve as a replacement Board Observer to exercise the rights and duties of a Board Observer for that meeting. The Board Observer shall be bound by the same confidentiality obligations as the Managers as set forth in Section 9.4. The Investor Member may cause the Board Observer to resign or appoint a replacement Board Observer from time to time by giving written notice to the Company and shall, unless, consented to by the AEP Member, appoint a new Board Observer if the Board Observer ceases to be a Qualified Designee. In the event that the Investor Members are no longer eligible to appoint the Board Observer pursuant to the first sentence of this Section 2.13, the Investor Members’ rights under this Section 2.13 shall immediately cease. For the avoidance of doubt, the sole purpose of this Section 2.13 is to provide observation rights (subject to the limitations and conditions set forth in this Section 2.13) to an individual Representative of the Investor Member, and in no event will any Board Observer be construed to be a third-party beneficiary of this Agreement, an agent of the Company of any kind or for any purpose, or have any other claim against the Company or the Members in relation to any matter whatsoever.
Section 2.14    Related Party Matters.
(a)    All Contracts, arrangements and transactions (including corporate allocations and related methodologies), as well as Indebtedness (including in respect of the regulated money pool program of the AEP Outside Group) between any member of the AEP Outside Group, on the one hand, and the Company Group, on the other hand (such transactions, “Affiliate Transactions”), shall be (i) entered into and carried out in a manner that, except as may be required by any applicable Law or Order, is (A) consistent with past practices and the corporate allocation and affiliate transaction policies of the AEP Outside Group and the Company Group in effect at such time applied in a non-discriminatory manner in respect of the Company Group as compared to the members of the AEP Outside Group and (B) on terms and conditions that are commercially reasonable with respect to the subject matter thereof (it being understood that transactions undertaken pursuant to the corporate allocation policies and intercompany service agreements of the AEP Outside Group as of such time to the extent that they are non-discriminatory against the Company Group shall be deemed to be commercially reasonable), (ii) entered into and carried out in accordance with the requirements of any applicable Law or Order (including, for the avoidance of doubt, on such terms and conditions as may be required to obtain the approval of the applicable Governmental Body in respect of such transaction) and (iii) if the consent of the Investor Member is required pursuant to Section 8.1 or Section 8.2, subject to the prior written consent of the Investor Member. Notwithstanding anything to the contrary in this Agreement, except as required by applicable Law, the Board and the AEP Member and its Affiliates shall ensure at all times during the term of this Agreement that any methodologies used to allocate costs to the Company Group would not result in any fines, claims or penalties (including any settlement amounts) that are imposed on any member of the AEP Outside Group being allocated to the Company or any of its Subsidiaries other than fines, claims or penalties (including settlement amounts) imposed on a member of the AEP Outside Group that directly relate to services performed for or on behalf of, or that directly result from the business or operations of, a member of the Company Group. The AEP Member shall use commercially reasonable efforts to ensure the corporate separateness of the Company Group from the AEP Member and other members of the AEP Outside Group in a manner consistent with the Company Group’s and the AEP Outside Groups’ respective past practices and all applicable Laws and Orders.
(b)    The Investor Member acknowledges and agrees that (i) the Company Group and the AEP Outside Group have prior to the Effective Date engaged in Affiliate

Transactions, and will, pursuant to and in accordance with the provisions of Section 2.14(a), from and after the Effective Date engage in Affiliate Transactions, subject to the Investor Member’s approval rights under Section 8.1 and Section 8.2 (if applicable to any such Affiliate Transactions), (ii) subject to Section 2.14(a) and Investor Member’s approval rights under Section 8.1 and Section 8.2 (if applicable), all services provided by any member of the AEP Outside Group to any member of the Company Group as of the Effective Date will continue in the ordinary course of business, and (iii) subject to Section 2.14(a) and the Investor Member’s approval rights under Section 8.1 and Section 8.2, the Company Group will (A) incur Indebtedness from members of the AEP Outside Group (I) on economic terms consistent with the economic terms of Indebtedness incurred by the AEP Outside Group with Third Parties (or in any case, no less favorable to the Company Group than the terms provided to the AEP Outside Group by such Third Parties with respect to such Indebtedness) or (II) in accordance with the regulated money pool program of the AEP Outside Group, and in each case the terms of such Indebtedness shall be deemed to be commercially reasonable and (B) if and when approved by the Board, make repayments (including voluntary repayments) of any Indebtedness from members of the AEP Outside Group including the AEP TransCo Note.
(c)    In the event the Company, its Subsidiaries and/or the AEP Member becomes aware of any material breach or material default (it being understood that, for purposes of this clause (c), a breach or default will be deemed to be “material” if (x) the reasonably expected amount of damages that would be sustained by the Company and its Affiliates as a result of such breach or default, or series of related breaches or defaults, would exceed $30,000,000 individually or in the aggregate or (y) the breach or default would otherwise be material to the Company Group, taken as a whole) by any member of the Company Group or AEP Outside Group under any Affiliate Transaction (an “Affiliate Transaction Default”), the Company and/or the AEP Member, as applicable, shall promptly, but in any event within 10 Business Days after becoming aware of such Affiliate Transaction Default, send a written notice (a “Default Notice”) to the Company and the Investor Member setting forth in reasonable detail the nature of such Affiliate Transaction Default and the reasonable estimate of the current and future anticipated losses associated with such Affiliate Transaction Default (to the extent feasible to make a reasonable estimate at such time). After delivery of such Default Notice to the Investor Member, the Company (and, if the Company did not provide the Default Notice, the AEP Member) shall promptly provide the Investor Member with any additional information reasonably requested by the Investor Member relating to such Affiliate Transaction Default. The defaulting party under such Affiliate Transaction shall have (i) 10 Business Days following the expiration of the applicable cure period in respect of such Affiliate Transaction, to fully cure any monetary Affiliate Transaction Default, and (ii) 60 days following the expiration of the applicable cure period in respect of such Affiliate Transaction, to fully cure any non-monetary Affiliate Transaction Default, subject to and consistent with applicable Law and Orders. In the event that any material alleged Affiliate Transaction Default is not timely cured in accordance with the preceding sentence, the Investor Member shall have the sole right to cause the Company Group to take, or refrain from taking, any actions in connection with the enforcement of or compliance with the rights or obligations of the Company or any of its Subsidiaries under the terms of the applicable Affiliate Transaction, including the commencement of any litigation, proceeding or other action on behalf of the Company or any of its Subsidiaries against the applicable member(s) of the AEP Outside Group.
(d)    The Company shall notify the Investor Member prior to, or within 10 Business Days following, its or any of its Subsidiaries’ execution of any new Affiliate Transaction material to the Company Group or any amendment to any Affiliate Transaction that is material to the Company Group, in each case, to the extent the allocated share of such Affiliate Transaction involves revenues or expenditures that are not reasonably expected to be, recoverable in the FERC-jurisdictional rates for the transmission facilities owned by the Company Group, which notice shall set forth in reasonable detail the nature of such new Affiliate Transaction or such amendment and, upon request from the Investor Member, shall provide copies of all Contracts relating to such new Affiliate Transaction or such amendment within five Business Days of such request.
Section 2.15    D&O Insurance. The Company shall maintain (or AEP Member shall, or shall cause its Affiliates to, maintain on behalf of the Company) directors’ and officers’ insurance coverage covering each Manager on the Board in customary and reasonable amounts for so long as at least one Manager is on the Board.
ARTICLE III
OFFICERS
Section 3.1    Appointment and Tenure.
(a)    The Board may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.
(b)    The officers of the Company shall be comprised of one or more individuals designated from time to time by the Board, subject to any applicable consultation right of Investor Member pursuant to Section 8.3(c). Each officer shall hold his or her office for such term and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers shall be fixed from time to time by the Managers.
(c)    The officers of the Company may consist of a president, a secretary and a treasurer. The Board may also designate one or more vice presidents, assistant secretaries and assistant treasurers. The Board may designate such other officers and assistant officers and agents as the Board may deem necessary or appropriate.
Section 3.2    Removal. Any officer may be removed as such at any time by the Board, either with or without cause, in its discretion.
Section 3.3    President. The president, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Board, and shall be authorized and directed to implement all actions, resolutions, initiatives and business plans adopted by the Board. The president may sign and execute in the name of the Company, deeds, mortgages, bonds or Contracts except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company or shall be required by Law otherwise to be signed or executed. The president may, by instrument in writing, delegate authority to any employee or Representative to sign and execute in the name of the Company deeds, mortgages, bonds or Contracts authorized by the Board except where the signing and execution of such documents shall be expressly delegated by the Board to some other officer or agent of the Company or shall be required by Law or otherwise to be signed or executed.
Section 3.4    Vice Presidents. The vice presidents, if any are designated, in the order of their election, unless otherwise determined by the Board, shall, in the absence or disability of the president, perform the duties and have the authority and exercise the powers of the president. They shall perform such other duties and have such other authority and powers as the Board may from time to time prescribe.
Section 3.5    Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Board may from time to time prescribe. The assistant secretaries, if any are designated, and unless otherwise determined by the Board, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. They shall perform such other duties and have such other powers as the Board may from time to time prescribe.
Section 3.6    Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Board. The treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render the president and the Board, when so directed, an account of all of his or her transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Board may from time to time prescribe. If required by the Board, the treasurer shall give the Company a bond of such type, character and amount as the Board may require. The assistant treasurers, if any are designated, unless otherwise determined by the Board, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Board may from time to time prescribe.
Section 3.7    Duties of Officers; Limitations of Authority. Each officer of the Company and its Subsidiaries (in such individual’s capacity as an officer) will owe the Company, its Subsidiaries and the Members such fiduciary duties that apply to officers of a Delaware corporation. No provision of this Agreement will be deemed to limit or eliminate such fiduciary duties. Notwithstanding anything to the contrary contained in this Article III, in no event shall any officer of the Company or any officer or director of any Subsidiary of the Company be permitted to take any action set forth in Section 8.1 or Section 8.2 that requires the consent of the Investor Member unless approved by the Investor Member in accordance with Section 8.1 or Section 8.2, as applicable.
ARTICLE IV
DEFAULT; DISSOLUTION
Section 4.1    Events of Default. The following shall constitute events of default (each, an “Event of Default”) by the applicable Member under this Agreement:
(a)    any material breach of this Agreement by such Member;
(b)    any failure by such Member to make any Additional Funding Requirement pursuant to and in accordance with a Capital Request Notice issued pursuant to Section 5.1 if such Member indicated it would do so in its written Response To Capital Call but then failed to do so within the time period specified in Section 5.1;
(c)    any failure by an Investor Member to maintain in full force and effect an ECL or any replacement Credit Support thereof provided in accordance with Section 6.3(d);
(d)    any purported Transfer by such Member made other than pursuant to and in accordance with the terms and conditions of this Agreement; and
(e)    the filing of a petition seeking relief, or the consent to the entry of a decree or Order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by such Member or by any of its controlling Affiliates.
Section 4.2    Default Notice. If an Event of Default occurs, then any Member (other than the Member subject to the Event of Default (the “Defaulting Member”)) may deliver to the Company and to the Defaulting Member a written notice of the occurrence of such Event of Default, setting forth the circumstances of such Event of Default. The provisions of this Agreement applicable to a “Defaulting Member” shall apply to such Defaulting Member (a) with respect to Events of Default described in clauses (a), (b), (d) and (e) of Section 4.1, from and after the delivery of such written notice until the Event of Default and the material effects thereof have been cured (if capable of being so cured) and (b) with respect to Events of Default described in clause (c) of Section 4.1, from and after thirty (30) days following the delivery of such written notice unless and until the Event of Default and the material effects thereof have been cured.
Section 4.3    Dissolution.
(a)    Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the Company shall dissolve, and its affairs shall be wound up, upon either

(i) the approval by the Board and the written consent of all of the Members or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act (each, an “Event of Dissolution”).
(b)    Upon the occurrence of an Event of Dissolution, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Members. No Member, acting in its capacity as such, will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. All covenants contained and obligations provided for in this Agreement will continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to Section 5.3 and the certificate of formation of the Company has been canceled pursuant to the Act.
(c)    After the occurrence of an Event of Dissolution, and after all of the Company’s debts, liabilities and obligations have been paid and discharged or adequate reserves have been made therefor and all of the remaining assets of the Company have been distributed to the Members, the Company shall make necessary resolutions and filings to dissolve the Company under the Act.
ARTICLE V
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS
Section 5.1    Capital Contributions.
(a)    Subject to Section 8.1 and Section 8.2, if the Board determines that it is in the best interests of the Company to obtain additional equity capital for purposes of (i) developing, constructing, acquiring, operating or maintaining Qualifying Core Assets or funding ordinary course operations of the Company Business, (ii) satisfying the Company’s obligations in respect of the Company Group Third Party Indebtedness, (iii) complying with applicable Law or Order or (iv) funding any Emergency Expenditures (any such determination by the Board, an “Additional Funding Requirement”), then the Board may direct the Company to submit to the Members a written capital funding request notice (a “Capital Request Notice”), which Capital Request Notice shall set forth (A) the anticipated amount of, and the reason for, such Additional Funding Requirement, (B) each Member’s requested share of such Additional Funding Requirement, which with respect to each Member shall equal such Member’s Percentage Interest multiplied by the aggregate amount of the Additional Funding Requirement (such share, the “Pro Rata Request Amount”) and (C) the funding date for such Additional Funding Requirement (the “Capital Request Funding Date”), which Capital Request Funding Date shall not be earlier than 30 days (or, with respect to an Additional Funding Requirement solely to fund Emergency Expenditures, 20 days) following the date on which such Capital Request Notice is delivered to the Members. Subject to the express provisions of this Article V and the terms of Investor Member’s ECL, each Member may, but shall not be obligated to, contribute its Pro Rata Request Amount as called for in the applicable Capital Request Notice. Additional Funding Requirements will be considered a “Mandatory Capital Contribution” applicable to all Members to the extent Investor Member’s pro-rata share of such Additional Funding Requirement would not cause Investor Member to make capital contributions in excess of the Remaining Annual Maximum Commitment Amount as of the Capital Request Funding Date for such calendar year.

Upon the receipt of a Capital Request Notice, each Member shall, within 20 days of such receipt, provide written notice to the Company and the other Members as to the extent to which such Member intends to fund its Pro Rata Request Amount, whether in whole, in part or not at all (a “Response To Capital Call”). If one Member indicates in its Response To Capital Call that it does not intend to fund its Pro Rata Request Amount in full, and any other Member had, prior thereto, submitted a Response To Capital Call indicating that it intends to fund a greater percentage than such other Member of its Pro Rata Request Amount, then such other Member will be entitled to amend its Response To Capital Call to reduce its percentage funding to an amount representing a percentage of its Pro Rata Request Amount not less than the lower percentage indicated in the other Member’s Response To Capital Call. For the avoidance of doubt and subject to the foregoing sentence (and the terms of the ECL), no Member shall have any obligation to fund any Additional Funding Requirement pursuant to this Section 5.1 unless such Member indicates that it will do so in its Response To Capital Call. Any Capital Request Notice or Response to Capital Call may be delivered by electronic mail to the electronic mail addresses specified in, or pursuant to, Section 13.1 without any copy to counsel specified therein.
(b)    If any Member refuses (including by indicating in its Response to Capital Call that it does not intend to fund its Pro Rata Request Amount in full) or fails to make all or any portion of its Pro Rata Request Amount pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date (such Member, the “Non-Contributing Member”, and the unfunded amount, the “Unfunded Amount”), then the Company shall provide written notice thereof upon such refusal or such failure to the Members (the “Contribution Unfunded Amount Notice”), and:
(i)    Excess Contribution. To the extent that the Non-Contributing Member contributes a portion (but less than all) of its Pro Rata Request Amount, and another Member has contributed a greater percentage of its Pro Rata Request Amount than the Non-Contributing Member (the “Over-Contributing Member”), the Over-Contributing Member shall have the right to elect (which election shall be made by written notice to the Company and the other Members no later than 10 Business Days following the date of the Contribution Unfunded Amount Notice) to (A) receive a special distribution of the portion of the Pro Rata Request Amount contributed by the Over-Contributing Member associated with such excess percentage (the “Excess Contribution”), or any portion thereof, such that the Excess Contribution or applicable portion thereof is returned to the Over-Contributing Member (and the Company shall cause such special distribution to be made as promptly as practicable) and (B) have any remaining portion of such Excess Contribution (to the extent not distributed to the Over-Contributing Member in accordance with clause (i)(A) above) that would have been the Non-Contributing Member’s share thereof treated as a (I) loan to the Company (consistent with the methodology in clause (ii)(A) below), or (II), solely in the case the AEP Member is the Over-Contributing Member, contribution to capital (consistent with the methodology in clause (ii)(B) below) (or, solely in the case the AEP Member is the Over-Contributing Member, as any combination thereof as the AEP Member elects).

(ii)    Top-Up Right. A Member that has paid its full Pro Rata Request Amount (the “Contributing Member”) shall have the right (but not the obligation) to elect (which election shall be made by written notice to the Company and the other Members no later than 10 Business Days following the receipt of the Contribution Unfunded Amount Notice) to contribute any portion of the Unfunded Amount in accordance with this Section 5.1(b) either (A) as a loan to the Company, or (B), solely in the case the AEP Member is the Contributing Member, as a capital contribution to the Company (or, solely in the case the AEP Member is the Contributing Member, as any combination thereof as the AEP Member elects) in accordance with the following procedures:
(A)    Loan. The Contributing Member may elect to advance all or a portion of the Unfunded Amount to the Company on behalf of the Non-Contributing Member, which advance shall be treated as a loan by the Contributing Member to the Non-Contributing Member (an “Unfunded Amount Loan”) at an interest rate equal to (i) solely to the extent the failure to fund the capital contributions was in respect of a Mandatory Capital Contribution, the greater of (I) the prime rate of interest per annum published in The Wall Street Journal under “Money Rates”, as such rate may be in effect from time to time, as of the date such amount was advanced plus 2% and (II) the highest rate payable on any Company Group Third Party Indebtedness and (ii) in all other cases the highest rate payable on any Company Group Third Party Indebtedness. Subject to the terms of this Agreement, each Unfunded Amount Loan shall be repaid out of any subsequent distributions made pursuant to Section 5.2 to which the Non-Contributing Member would otherwise be entitled under this Agreement, and such payments shall be applied first to the payment of accrued but unpaid interest on each such Unfunded Amount Loan and then to the payment of the outstanding principal until such Unfunded Amount Loan is paid in full.
(B)    Capital Contribution. Except in the event that the Non-Contributing Member is the AEP Member, the AEP Member may elect to contribute an amount equal to all or a portion of the Unfunded Amount to the Company. If the AEP Member elects to contribute to the Company all or a portion of the Unfunded Amount, then, on or after the earlier of the date that the Non-Contributing Member indicates it will not cure the failure to fund its full Pro Rata Request Amount and the 30th day following the date of the Contribution Unfunded Amount Notice, the Company shall issue to the AEP Member the amount of additional Membership Interests that can be purchased for such funded amount at a price per Membership Interest equal to (i) solely to the extent the failure to fund the capital contributions was in respect of a Mandatory Capital Contribution, 90% of the Fair Market Value of the Company (measured as of immediately prior to the time that such contribution is to be made) per Membership Interest or (ii) in all other cases, the Fair Market Value of the Company (measured immediately prior to the time that such contribution is to be made) per Membership Interest, and the AEP Member’s and the Non-

Contributing Member’s respective Percentage Interests will be adjusted accordingly.
(C)    Cure Right. Notwithstanding anything to the contrary in this Section 5.1, on or before the 30th day following the date of the Contribution Unfunded Amount Notice, a Non-Contributing Member may make a contribution to the Company equal to the sum of the Unfunded Amount plus, if the Contributing Member already made an Unfunded Amount Loan in respect of such Unfunded Amount, any interest accrued on the Unfunded Amount Loan, following which (1) the Unfunded Amount advanced by the Contributing Member to the Company together with any such interest shall be paid to the Contributing Member, and (2) the former Non-Contributing Member shall be deemed to have cured its failure to pay the Pro Rata Request Amount prior to the Capital Request Funding Date with respect to the applicable Capital Request Notice.
(c)    If the Non-Contributing Member refuses or fails to make its full Pro Rata Request Amount pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date and the Contributing Member has not fully funded the Unfunded Amount in accordance with Section 5.1(b), then on or after the 30th day following the date of the applicable Contribution Unfunded Amount Notice, the Board may authorize the Company to seek additional equity funds on commercially reasonable terms from a Third Party in an amount up to the difference between the total Additional Funding Requirement requested and the total funds received by the Company from the Non-Contributing Member and the Contributing Member (including any additional funds that the Contributing Member may have contributed pursuant to Section 5.1(b)), and to issue Membership Interests to Third Parties in connection therewith pursuant to this Section 5.1(c). If the Board determines to seek additional equity funds from and issue Membership Interests to a Third Party pursuant to this Section 5.1(c), then the Company must consummate such issuance within 180 days following the Capital Request Funding Date. If such issuance is not consummated within such 180-day period, then the Company’s right to so issue Membership Interests to a Third Party in connection with the applicable Additional Funding Requirement shall be lapsed, and the Company shall not thereafter issue any Membership Interests to a Third Party in connection with such Additional Funding Requirement; provided that, if a definitive agreement providing for such issuance is executed prior to the expiration of such 180-day period but the issuance has not been consummated at the expiration of such period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such issuance, then such period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of such original expiration date and the consummation of the issuance provided for in such definitive agreement; provided, further, that the Company shall have used its reasonable best efforts in seeking such authorizations, approvals and consents. Upon the completion of such issuance of Membership Interests pursuant to this Section 5.1(c), the Company shall give written notice to the Members of such issuance, which notice shall specify (i) the total number of new Membership Interests issued, (ii) the price per Membership Interest at which the Company issued the Membership Interests, (iii) any other material terms of the issuance and (iv) the resulting Percentage Interests of each Member.
(d)    In the event that the Investor Member refuses or fails to fund all or any portion of its share of an Additional Funding Requirement pursuant to this Section 5.1 on or prior to the applicable Capital Request Funding Date in respect of two Mandatory Capital Contributions, subject to Section 5.1(b)(ii)(C), from and after the occurrence of the second such refusal or failure by the Investor Member, the AEP Member may (but is not required to), at its option at any time during the 36-month period following the date of such second failure to fund by Investor Member (the “Call Period”), acquire all (but not less than all) of the Membership Interests held by the Investor Member (together with its Affiliates) (the “Call Right”) by giving written notice (the “Call Notice”) to the Investor Member of its election to exercise the Call Right; provided that the Investor Member shall have 60 days following the Call Notice to cure the most recent such failure to fund. If the AEP Member does not deliver the Call Notice to exercise its Call Right within the applicable Call Period, the Call Right shall expire solely with respect to the two failures to fund giving rise to such Call Right. The purchase price payable by the AEP Member in connection with the exercise of the Call Right shall be equal to the product of (i) 90% of the Fair Market Value of the Company (measured as of the date of the delivery of the Call Notice to the Investor Member) multiplied by (ii) a fraction, (A) the numerator of which is the number of Membership Interests that the Investor Member (together with its Affiliates) owns at such time and (B) the denominator of which is the total number of Membership Interests then outstanding (the amount equal to such product, the “Call Exercise Price”). If the Call Right is exercised by the AEP Member within the applicable Call Period, each of the Parties shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Section 5.1(d) as promptly as practicable, but in any event not later than 30 days after, or, if the Investor Member indicates its intent to cure its funding failure prior to such 30th day, 60 days after, the delivery of the Call Notice or, if authorizations, approvals or consents from a Governmental Body are required prior to such consummation, 15 days after the receipt of all such required authorizations, approvals or consents (such period, the “Call Consummation Period”), including entering into agreements, delivering applicable certificates and instruments and obtaining and cooperating to obtain any consents, in each case as may be deemed reasonably necessary. If the applicable Investor Member fails to take all actions necessary to consummate the Transfer of the Membership Interests held by it in accordance with this Section 5.1(d) prior to the expiration of the Call Consummation Period, then such Investor Member shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the AEP Member to be such Investor Member’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer the Investor Member’s Membership Interest to the Company as the holder thereof, in each case consistent with the provisions of this Section 5.1(d). At the consummation of any purchase and sale pursuant to this Section 5.1(d), the Investor Member shall sell to the AEP Member all of the Membership Interests owned by the Investor Member (together with its Affiliates) in exchange for the Call Exercise Price. Contemporaneously with its receipt from the AEP Member of the Call Exercise Price, the Investor Member (together with its Affiliates) shall Transfer to the AEP Member all of the

Membership Interests owned by the Investor Member (together with its Affiliates), free and clear of all Liens other than those arising as a result of or under the terms of this Agreement and those arising under securities Laws of general applicability pertaining to limitations on the transfer of unregistered securities. The Members and the Company acknowledge and agree that they shall cooperate reasonably to obtain any necessary authorization, approval or consent of any Governmental Body to consummate the transactions contemplated by this Section 5.1(d). For the avoidance of doubt, in the event the Call Right is exercised, the Investor Member may request the Fair Market Value be determined in accordance with Section 13.15, regardless of the Investor Member’s Percentage Interest at such time.
(e)    The Investor Member has delivered to the Company on the Effective Date the ECLs. Solely to the extent the Remaining ECL Annual Commitment Amount as of the Capital Request Funding Date is greater than zero, the Investor Member shall be required to make its portion of a Mandatory Capital Contribution. In the event the Investor Member fails to make its portion of any such Mandatory Capital Contribution to the extent the Remaining ECL Annual Commitment Amount as of the Capital Request Funding Date is greater than zero dollars, the Company shall be entitled to enforce the Investor Member’s obligation to fund solely up to such Remaining ECL Annual Commitment Amount, in addition to the other remedies provided herein (with the Investor Managers abstaining from determining any such enforcement). For the avoidance of doubt, (i) in no event shall the Company be entitled to enforce the Investor Member’s obligation to fund any such portion of Mandatory Capital Contribution to the extent it would cause the Investor Member to make capital contributions in excess of the ECL Annual Commitment Amount for the applicable calendar year and (ii) whether or not the Company enforces such obligation or enforces its rights as a third party beneficiary under the ECLs, if a capital contribution is made, such funding shall be treated as the funding of a capital contribution by the Investor Member for purposes of determining whether any remedies set forth in Section 5.1(b) are available.
Section 5.2    Distributions Generally; Support Payments.
(a)    Except as otherwise provided herein and subject to Section 5.2(b), Section 5.2(c) and the Act, no later than 60 days after the end of each fiscal quarter, the Company shall make distributions in cash of all its Available Cash in respect of such fiscal quarter. The Company may make such other more frequent distributions (including interim distributions) at such times and in such amounts as the Board may determine.
(b)    Except as otherwise provided herein, all distributions shall be paid to the Members only in cash and in the same proportion as their respective Percentage Interest; provided that, in the case of distributions to be paid in respect of any period during which the Percentage Interest of the Members changed following the Effective Date, such distributions shall be prorated to reflect the Percentage Interest of the Members on each day of such measurement period, and the Company and the Members shall take such action as necessary to effectuate such proration.
(c)    Notwithstanding the terms of this Section 5.2 and any other provision of this Agreement, (i) the Company shall not make any distribution to any Member on account of its Membership Interests to the extent such distribution would violate the Act, other applicable Law or an Order, and (ii) a Member may direct the payment of part or all of any distribution to another Person by providing written notice of such direction to the Company.
Section 5.3    Distributions upon the Occurrence of an Event of Dissolution. Upon the occurrence of an Event of Dissolution, the Board will proceed, subject to the provisions herein, to wind up the affairs of the Company, liquidate and distribute the remaining assets of the Company (provided, however, that all distributions shall be paid to the Members only in cash) and apply the proceeds of such liquidation in the order of priority in accordance with Section 18-804 of the Act or as may otherwise be agreed to by the Members.
Section 5.4    Withdrawal of Capital; Interest. Except as expressly provided in this Agreement, (a) no Member may withdraw capital or receive any distributions from the Company and (b) no interest shall be paid by the Company on any capital contribution or distribution.
ARTICLE VI
TRANSFERS OF MEMBERSHIP INTERESTS
Section 6.1    General Restriction.
(a)    No Member shall Transfer any of its Membership Interests except pursuant to and in accordance with this Article VI. Any purported Transfer by any Member of its Membership Interests in violation of this Section 6.1(a), or without compliance in all respects with the provisions of this Article VI pertaining to such purported Transfer, shall be invalid and void ab initio, and such purported Transfer by such Member shall constitute a material breach of this Agreement for purposes of Article IV.
(b)    Subject to Section 6.2 and Section 6.6, neither the Investor Member nor the AEP Member may Transfer any of its Membership Interests to any Person prior to the date that is the third anniversary of the Effective Date (the “Lock-Up Period”), other than with the prior written consent of the AEP Member or the Investor Member, as applicable. After the expiration of the Lock-Up Period, each of the Investor Member and the AEP Member, as applicable, may Transfer its Membership Interests in accordance with this Article VI.
Section 6.2    Transfers to Permitted Transferees; Liens by Members.
(a)    Notwithstanding Section 6.1, each of the Members may Transfer at any time all or any portion of the Membership Interests held by it to any one of its Permitted Transferees; provided that, in connection with any such Transfer, (a) if such Transfer is a direct Transfer, such Permitted Transferee shall, in writing, assume all of the rights and obligations of the transferring Member as a Member under this Agreement and as a Party hereto with respect to the Transferred Membership Interests and (b) effective provision shall be made whereby such Permitted Transferee shall be required, prior to the time when it shall cease to be a Permitted Transferee of the transferring Member, to Transfer such Membership Interests to the transferring Member or to another Person that would be a Permitted Transferee of the transferring Member as of such applicable time. In the event that a Member (including, as the case may be, a Permitted

Transferee) intends to Transfer its Membership Interests to a Permitted Transferee, such transferring Member or the Permitted Transferee, as applicable, shall notify the other Member and the Company of the intended Transfer at least 20 Business Days prior to the intended Transfer.
(b)    Each Member shall be permitted to directly or indirectly Encumber its Membership Interests or any equity interests in such Member in connection with any debt financing, the proceeds of which have been or will be used by such Member to finance its purchase of such Membership Interests (whether in respect of an issuance of new Membership Interests by the Company or the purchase of existing Membership Interests from a Member), to directly or indirectly fund future or additional capital contributions, or in the refinancing of any such debt financing in the future, and neither such Lien nor any commencement or consummation of foreclosure proceedings or exercise of foreclosure remedies by a secured party on, or the subsequent direct or indirect sale of, a Member’s Membership Interests Encumbered in connection with any such debt financing shall, in either case, be considered a “Transfer” for any purpose under this Agreement; provided, that (i) such Member shall be obligated to promptly notify the other Member and the Company in writing following the commencement of any such foreclosure remedies or proceedings, (ii) in the event of the consummation of such a foreclosure, such Member will automatically cease to be deemed the owner of the Membership Interests so foreclosed and will cease to have any rights in respect thereof (with the financing source foreclosing on such Membership Interests succeeding to the rights and responsibilities of the Member hereunder), and (iii) the consummation of any such foreclosure will be subject to the receipt of any required authorization, approval or consent of all applicable Governmental Bodies.
Section 6.3    Right of First Offer.
(a)    Prior to any Transfer by a Member (each, a “Transferring Member”) of Membership Interests constituting 50% or less of the outstanding Membership Interests, other than to a Permitted Transferee of such Transferring Member or pursuant to Put Sales in accordance with Section 6.6, the Transferring Member must first offer to sell, or cause to be offered for sale, to the other Member (the “Non-Transferring Member”) all of the equity interests (corresponding to direct or indirect interests in the Membership Interests to be Transferred) that it desires to sell (such equity interests to be offered for sale to the Non-Transferring Member pursuant to this Section 6.3, the “Subject Membership Interests”), in each case, in accordance with the procedures set forth in the provisions of this Section 6.3. Notwithstanding anything to the contrary, a Non-Transferring Member may delegate its rights to purchase the Subject Membership Interests to a Person that would qualify as a Permitted Transferee, and the Transferring Member may delegate its rights to sell the Subject Membership Interests to the Persons owning such Subject Membership Interests (if not the Transferring Member itself), and the applicable rights and obligations afforded to such Member pursuant to this Section 6.3 shall apply to such delegee mutatis mutandis.
(i)    The Transferring Member shall first deliver to the Non-Transferring Member a written notice (a “Sale Notice”) setting forth the cash price and all of the other material terms and conditions at which the Transferring Member is willing to sell the Subject Membership Interests to the Non-Transferring Member, which notice shall constitute an offer to the Non-Transferring Member to effect such purchase and sale on the terms set forth therein. Any such Sale Notice shall be firm, not subject to withdrawal and prepared and delivered in good faith. Within 30 days following its receipt of a Sale Notice, the Non-Transferring Member may accept the Transferring Member’s offer and purchase the Subject Membership Interests at the cash price and upon the other material terms and conditions set forth in the Sale Notice, in which event the closing of the purchase and sale of the Subject Membership Interests will take place as promptly as practicable. The Sale Notice shall contain representations and warranties by the Transferring Member to the Non-Transferring Member that (A) the Transferring Member has full right, title and interest in and to the Subject Membership Interests, (B) the Transferring Member has all the necessary power and authority and has taken all necessary action to Transfer the Subject Membership Interests to the Non-Transferring Member as contemplated by this Section 6.3, and (C) the Subject Membership Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement and those arising under securities Laws of general applicability pertaining to limitations on the transfer of unregistered securities.
(ii)    If the Non-Transferring Member does not accept the Transferring Member’s offer within such 30-day period, then the Transferring Member will, for a period of 180 days commencing on the earlier of (A) the expiration of such 30-day period and (B) the delivery of a written notice by the Non-Transferring Member to the Transferring Member rejecting the offer set forth in the Sale Notice (if any) (such 180-day period, the “Sale Period”), be entitled to sell the Subject Membership Interests to any one Third Party at the same or higher price and upon other terms and conditions (excluding price) that are not more favorable to the acquiror than those specified in the Sale Notice, subject to the other terms of this Section 6.3. Any sale process to Transfer the Subject Membership Interests to one or more Third Parties shall, to the maximum extent permitted by applicable Laws and the applicable rules of any stock exchange, not be publicly announced prior to the execution of a definitive agreement and shall be run in accordance with customary practices to ensure a confidential sale process, including requiring potential Third Party acquirors to enter into nondisclosure agreements protecting the Company Group’s and the AEP Outside Group’s confidential information to the maximum extent. If such sale to any Third Party is not completed prior to the expiration of the Sale Period, then the process initiated by the delivery of the Sale Notice shall be lapsed, and the Transferring Member will be required to repeat the process set forth in this Section 6.3 before entering into any agreement with respect to, or consummating, any sale of Membership Interests to any Third Party; provided that if a definitive agreement providing for the consummation of such sale is executed within the Sale Period but such sale has not been consummated at the expiration of the Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such sale, then the Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Sale Period and the consummation of the sale provided for in such definitive agreement; provided, further, that the Transferring Member shall have used its reasonable best efforts in seeking such authorizations, approvals and consents.
(b)    The Investor Member and its Permitted Transferees (if any) shall not be permitted to Transfer any of their Membership Interests to a Prohibited Competitor without the prior written consent of the AEP Member. Within 10 Business Days after January 1, 2026 (and each year thereafter during the 10-Business Day period beginning on January 1 of the applicable year), the AEP Member shall have the right to update the list of Prohibited Competitors set forth on Schedule 2 (i) to replace no more than three of the Prohibited Competitors with other Competitors designated by the AEP Member in good faith, and (ii) in addition to any replacements pursuant to clause (i), to, in good faith, add up to two additional Prohibited Competitors designated by the AEP Member to such list. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.3(b) and Schedule 2 (together with the definition of “Prohibited Competitor”) shall automatically terminate and have no further force and effect in the event that the AEP Member and its Permitted Transferees, individually or collectively, no longer control the Company.
(c)    No Transfer of Membership Interests by the Investor Member to any Third Party pursuant to Section 6.3(a)(ii) may be effected if it would, or would reasonably be expected to in the reasonable and good faith determination of the AEP Member in consultation with the Board, (i) have a material and adverse effect on the Company Group, or (ii) create a material risk of an adverse Tax or regulatory consequence that would be material to any member of the Company Group or the AEP Outside Group, in any such case in the foregoing clauses (i) and (ii), as a result of the identity of the Third Party transferee, any action taken or reasonably expected to be taken by any Governmental Body with respect to such Transfer, any change in Tax status of the Company caused or reasonably expected to be caused by such Transfer, any terms or conditions of such Transfer, any requirement that the Membership Interests be registered under any applicable securities Laws in connection with or as a result of such Transfer, or any other similar matter. For purposes of this Section 6.3, Section 6.4, Section 6.5(i) and Section 6.6, “control” means (x) the ownership of at least a majority of the issued and outstanding Membership Interests of the Company, or (y) the ability to elect, directly or indirectly, a majority of the Managers of the Company in accordance with this Agreement.
(d)    Prior to the consummation of any Transfer pursuant to Section 6.3(a)(ii), (i) the Transferring Member shall have delivered to the Board and to the Non-Transferring Member evidence reasonably satisfactory to the Board (with the Managers appointed by the Transferring Member abstaining from any such determination) and to the Non-Transferring Member that (A) the transferee is Financially Capable and (B) the Transfer complies with the provisions of Section 6.3(b) (if applicable) and Section 6.3(c) and (ii) if the Transferring Member is Investor Member or a direct or indirect owner of Investor Member and such Transfer would reduce the “Respective Portion” under an ECL, the Transferring Member or the Transferee shall deliver to the Company replacement Credit Support covering such Transferring Member’s applicable portion of ECL Annual Commitment Amount that corresponds to the direct or indirect equity interest in the Company being Transferred.

Section 6.4    Tag-Along Rights.
(a)    Other than with respect to a Transfer proposed and made in accordance with Section 6.5, in the event that the AEP Member proposes to effect a Transfer (or series of related Transfers) to a Third Party transferee (the “Tag-Along Buyer”) of a number of its Membership Interests (i) constituting more than 25% of the total Membership Interests then outstanding or (ii) that would result in the AEP Member (or any parent entity of AEP Member a transfer of equity of which would be a Transfer for purposes of this Section 6.4) ceasing to control, or to own a majority of the Membership Interests in, the Company (in either case of (i) and (ii), a “Tag-Along Sale”), then the AEP Member shall give the Investor Member written notice (a “Tag-Along Notice”) of such proposed Transfer at least 30 days prior to the consummation of such Tag-Along Sale, setting forth (w) the number of Membership Interests (“Tag-Along Offered Membership Interests”) proposed to be Transferred to the Tag-Along Buyer and the purchase price, (x) the identity of the Tag-Along Buyer, (y) any other material terms and conditions of the proposed Transfer, and (z) the intended dates on which the AEP Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(b)    Upon delivery of a Tag-Along Notice, the Investor Member shall have the right, (i) in the case of a Tag-Along Sale described under Section 6.4(a)(i), to sell up to its Tag Portion, and (ii) in the case of a Tag-Along Sale described under Section 6.4(a)(ii), to sell up to all of the Membership Interests of the Company held by the Investor Member, in either case at the same price per Membership Interest, for the same form of consideration and pursuant to the same terms and conditions (including time of payment) as set forth in the Tag-Along Notice (or, if different, as such terms and conditions are applicable at the time of the entry into a definitive agreement in respect of, or at the time of the consummation of, the Tag-Along Sale). If the Investor Member wishes to participate in the Tag-Along Sale, then the Investor Member shall provide written notice (the “Tag-Along Election Notice”) to the AEP Member no less than 30 days after the date of the Tag-Along Notice, indicating such election. Such Tag-Along Election Notice shall set forth the number of its Membership Interests that the Investor Member elects to include in the Tag-Along Sale (which number shall not exceed its Tag Portion solely in the case of a Tag-Along Sale described under Section 6.4(a)(i)), and such Tag-Along Election Notice shall constitute such Investor Member’s binding agreement to sell such Membership Interests on the terms and subject to the conditions applicable to the Tag-Along Sale.
(c)    Any Transfer of the Investor Member’s Membership Interests in a Tag-Along Sale shall be on the same terms and conditions as the Transfer of the AEP Member’s Membership Interests in such Tag-Along Sale, except as otherwise provided in this Section 6.4(c). The Investor Member shall be required to make customary representations and warranties in connection with the Transfer of the Investor Member’s Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, the Investor Member’s Membership Interests and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Tag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Investor Member, as the case may be, under the terms of the agreements relating to such Transfer of Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Tag-Along Buyer provided by the AEP Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the AEP Member and the Investor Member) be expressly stated to be several but not joint and the AEP Member and the Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) the Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the AEP Member, (iii) the Investor Member shall not be required in connection with such Tag-Along Sale to agree to any material non-customary covenants (including restrictive covenants such as non-compete and similar provisions that would restrict its or its Affiliates’ business activities), and (iv) the Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Tag-Along Sale.
(d)    Notwithstanding the foregoing, and for the avoidance of doubt, the Investor Member shall not be entitled to Transfer its Membership Interests pursuant to this Section 6.4 in the event that, notwithstanding delivery of a written notice of election to participate in such Tag-Along Sale pursuant to this Section 6.4, the Investor Member fails to consummate the Transfer of its Membership Interests (on the terms and conditions required by this Section 6.4) in the applicable Tag-Along Sale.
(e)    For the avoidance of doubt, (i) the terms of this Section 6.4 apply to any Transfers of any Membership Interests by a Permitted Transferee of the AEP Member that would otherwise constitute a Tag-Along Sale, and (ii) the rights conferred to the Investor Member under this Section 6.4 do not apply in the event of a Change in Control of AEP Parent.
Section 6.5    Drag-Along Rights.
(a)    Following the expiration of the Lock-up Period and subject in all respects to Section 6.1(b), in the event that the AEP Member intends to effect a sale of all of the Membership Interests owned by the AEP Member and such Membership Interests constitute at least a majority of the issued and outstanding Membership Interests of the Company (a “Drag-Along Sale”), then the AEP Member shall have the option (but not the obligation) to require the Investor Member to Transfer all (and not less than all) of its Membership Interests to the Third Party buyer (the “Drag-Along Buyer”) (or to such other Person as the Drag-Along Buyer directs) in accordance with the provisions of this Section 6.5 (such right of the AEP Member, the “Drag-Along Right”).
(b)    If the AEP Member elects to exercise the Drag-Along Right pursuant to Section 6.5(a), then the AEP Member shall send a written notice to the Investor Member (a “Drag-Along Notice”) specifying (i) that the Investor Member is required to Transfer all of its Membership Interests pursuant to this Section 6.5, (ii) the amount of cash consideration payable for the Investor Member’s Membership Interests, (iii) the name of the Third Party to which the Investor Member’s Membership Interests are to be Transferred (or which is otherwise entitled to direct the disposition thereof at the consummation of the Drag-Along Sale), (iv) any other material terms and conditions of the proposed Transfer, and (v) the intended dates on which the AEP Member will enter into a definitive agreement in respect of such proposed Transfer and consummate such proposed Transfer.
(c)    In the event that the AEP Member elects to exercise the Drag-Along Right, then the Investor Member hereby agrees with respect to all Membership Interests it holds:
(i)    in the event such transaction requires the approval of Members, to vote (in person, by proxy or by action by written consent, as applicable) all of its Membership Interests in favor of such Drag-Along Sale;
(ii)    to execute and deliver all related documentation and take such other action reasonably necessary to enter into definitive agreements in respect of and to consummate the proposed Drag-Along Sale in accordance with, and subject to the terms of, this Section 6.5; and
(iii)    not to deposit its Membership Interests in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the Drag-Along Buyer in connection with a Drag-Along Sale.
(d)    Subject to Section 6.5(e), any Transfer of the Investor Member’s Membership Interests in a Drag-Along Sale shall be on the same terms and conditions as the proposed Transfer of the AEP Member’s Membership Interests in the Drag-Along Sale. Upon the request of the AEP Member, the Investor Member shall be required to make customary representations and warranties in connection with the Transfer of the Investor Member’s Membership Interests, including as to its ownership and authority to Transfer, free and clear of all Liens, its Membership Interests, and shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, the Drag-Along Buyer against all losses of whatever nature arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Investor Member as the case may be, under the terms of the agreements relating to such Transfer of the Investor Member’s Membership Interests, in each case not to exceed the equivalent obligations to indemnify and hold harmless the Tag-Along Buyer provided by the AEP Member; provided, that (i) liability for misrepresentation or indemnity shall (as between the AEP Member and the Investor Member) be expressly stated to be several but not joint and the AEP Member and the Investor Member shall not be liable for any breach of covenants or representations or warranties as to the Membership Interests of any other Member and shall not, in any event, be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) the Investor Member shall benefit from any releases of sellers or other provisions in the transaction documentation of general applicability to sellers to the same extent as the AEP Member and (iii) the Investor Member shall not be obligated to provide indemnification obligations that exceed its proceeds from the Drag-Along Sale.

(e)    Any Transfer required to be made by the Investor Member pursuant to this Section 6.5 shall be for consideration consisting solely of cash. Without the consent of the Investor Member, the Investor Member shall not be required in connection with such Drag-Along Sale to agree to any material non-customary covenants (including restrictive covenants such as non-compete and similar provisions that would restrict its or its Affiliates’ business activities).
(f)    At the consummation of the Drag-Along Sale, the Investor Member shall Transfer all of its Membership Interests to the Drag-Along Buyer (or its designee), and the Drag-Along Buyer shall pay the consideration due for the Investor Member’s Membership Interest. If the Investor Member has failed, as of immediately prior to the time that the consummation of the Drag-Along Sale would otherwise have occurred, to have taken all actions necessary in accordance with this Agreement to consummate the Transfer of the Membership Interests held by it, then the Investor Member shall be deemed to be in material breach of this Agreement for purposes of Article IV and for all other purposes hereunder, and shall be deemed to have granted (and hereby grants, contingent only on the occurrence of such failure) an irrevocable appointment of any Person nominated for the purpose by the AEP Member to be the Investor Member’s agent and attorney to execute all necessary documentation and instruments on its behalf to Transfer the Investor Member’s Membership Interest to the Drag-Along Buyer (or as it may direct) as the holder thereof, in each case consistent with the terms set forth in this Section 6.5.
(g)    The AEP Member shall have a period of 180 days commencing on the delivery of the Drag-Along Notice (such 180-day period, the “Drag Sale Period”) to consummate the Drag-Along Sale. If the Drag-Along Sale is not completed prior to the expiration of the Drag Sale Period, then the process initiated by the delivery of the Drag-Along Notice shall be lapsed, and the AEP Member will be required to repeat the process set forth in this Section 6.5 to pursue any Drag-Along Sale; provided that if a definitive agreement providing for the consummation of such Drag-Along Sale is executed within the Drag Sale Period but such Drag-Along Sale has not been consummated at the expiration of the Drag Sale Period solely as a result of a failure to receive the requisite authorization, approval or consent of any Governmental Body in respect of such Drag-Along Sale, then the Drag Sale Period shall be extended solely to the extent necessary to permit the receipt of all such authorizations, approvals or consents which are in process but have not been received from the relevant Governmental Body as of the original expiration date of the Drag Sale Period and the consummation of the Drag-Along Sale provided for in such definitive agreement; provided, further, that the AEP Member shall have used efforts in seeking such authorizations, approvals and consents consistent with its obligations under such definitive agreement(s) in respect thereof.
(h)    Notwithstanding the foregoing, the AEP Member may not exercise the Drag-Along Right or consummate any Drag-Along Sale without the prior written consent of the Investor Member unless the applicable Drag-Along Sale would result in the Investor Member receiving cash proceeds resulting in it achieving at least an IRR of 10% (the “Investor Return Threshold”) and a MOIC of 2.15x (the “MOIC Return Threshold”); provided, that any shortfall in the Investor Member achieving the higher of the Investor Return Threshold or the MOIC

Return Threshold may be paid by the AEP Member to the Investor Member in immediately available funds at the closing of the Drag-Along Sale, in which case the prior written consent of the Investor Member shall not be required to exercise the Drag-Along Right or consummate such Drag-Along Sale.
(i)    For the avoidance of doubt, the rights conferred to the AEP Member under this Section 6.5 do not apply in the event of, or following, a Change in Control of AEP Transmission or at any time AEP Parent does not directly or indirectly control the Company.
Section 6.6    Put Option.
(a)    The AEP Member and the Company shall provide Investor Members written notice (an “Option Notice”) of AEP Parent or any of its Affiliates entering into any Contract relating to a transaction (excluding any Tag-Along Sale for which the Investor Members have received a Tag-Along Notice) that would result in the Company no longer being majority owned and controlled directly or indirectly by AEP Parent (such transaction, a “Put Transaction”), which such Option Notice shall be delivered to the Investor Members no later than the earlier of (i) five (5) Business Days following entrance into any such Contract related to a Put Transaction or (ii) at least twenty (20) Business Days prior to consummation of such Put Transaction and shall include the AEP Member’s good faith determination of the Fair Market Value of the Membership Interests of each Investor Member together with reasonable supporting documentation thereof. The Investor Members shall have the option (exercisable collectively by a majority-in-interest (based on Percentage Ownership) of the Investor Members, and not individually), in their sole discretion, to elect to require that all (but not less than all) of the Membership Interests of all of the Investor Members be purchased by the AEP Member (or its designee) for cash in connection with such Put Transaction. If the Investor Members collectively so elect to exercise such option, such electing Investor Members (constituting at least a majority-in-interest (based on Percentage Ownership) of the Investor Members) shall deliver written notice of such election (the “Put Notice”) to the Company and AEP Member no later than twenty (20) Business Days following receipt of the Option Notice, and which Put Notice specifies whether the electing Investor Members agree with the Fair Market Value determination of their Membership Interests provided by the AEP Member or dispute such determination pursuant to Section 13.15. If the Investor Members fail to timely deliver a Put Notice in accordance with the immediately prior sentence, the Investor Members shall be deemed to have waived their option described in this Section 6.6 with respect to the applicable Put Transaction. For purposes of any dispute with respect to the Fair Market Value of the Membership Interests of the Investor Members: (x) initiating a dispute with respect to the Fair Market Value determination of the Membership Interests in connection with a Put Transaction shall require consent by a majority-in-interest (based on Percentage Ownership) of the Investor Members, (y) a majority-in-interest (based on Percentage Ownership) of the Investor Members shall make all decisions on behalf of all Investor Members in respect of the applicable Fair Market Value determination pursuant to Section 13.15, and (z) any determination of the Fair Market Value of the Membership Interests in connection with a Put Sale (as defined below) pursuant to Section 13.15 shall be binding on all Investor Members.

(b)    Upon receipt of the Put Notice, the AEP Member (or its designee) shall purchase all of the Membership Interests of all of the Investor Members no later than the later of (i) five (5) Business Days following receipt of the applicable Put Notice or (ii) the closing date of the Put Transaction (it being understood that such purchase is contingent upon, and is not occurring prior to, the closing of the applicable Put Transaction) (in each case, as may be extended (x) in order to finally determine Fair Market Value pursuant to Section 13.15 solely for the portion of consideration in dispute and (y) to obtain any requisite authorization, approval or consent of any Governmental Body) (the “Put Sale”). The consideration to be paid by the AEP Member (or its designee) to each Investor Member in respect of the applicable Membership Interests shall be the Fair Market Value thereof (without giving effect to any transaction costs of the Company Group associated with the Put Transaction, it being understood such shall not be borne directly or indirectly by the Investor Members participating in the Put Sale) as of the date of the Put Sale, less (without duplication) any then-outstanding balance (including principal and accrued interest) of all Unfunded Amount Loans owed by such Investor Member. The AEP Member (or its designee) shall pay the purchase price payable in the Put Sale in cash by wire transfer of immediately available funds to an account designated in writing by the applicable Investor Member. Notwithstanding the foregoing, if the Investor Members initiate a dispute pursuant to Section 13.15 with respect to the AEP Member’s determination of Fair Market Value, then the Investor Members constituting at least a majority-in-interest (based on Percentage Ownership) of the Investor Members may, by written notice to the AEP Member and the Company, revoke any Put Notice within five (5) Business Days of final determination of Fair Market Value pursuant to Section 13.15 and thereafter the Investor Members shall have no obligation to sell their Membership Interests pursuant to the applicable Put Sale. If the Investor Members fail to timely revoke their Put Notice within such timeframe in accordance with the immediately prior sentence, the Investor Members shall continue to be bound to sell their Membership Interests pursuant to this Section 6.6.
Section 6.7    Cooperation. The Members and the Company acknowledge and agree that each of them shall cooperate (and the AEP Member and the Company shall cause their respective Affiliates to cooperate) reasonably to obtain the requisite authorization, approval or consent of any Governmental Body or material third party necessary to consummate any Transfers contemplated or permitted by this Article VI. The Members shall have the right in connection with any Transfer of Membership Interests permitted by this Agreement (or in connection with the investigation or consideration of any such potential Transfer) to require the Company to reasonably cooperate with (and the AEP Member and the Company shall cause their respective Affiliates to reasonably cooperate with) potential purchasers in such prospective Transfer (at the sole cost and expense of the applicable Member or such potential purchasers) by taking such actions reasonably requested by the applicable Member or such potential purchasers, including (a) preparing or assisting in the preparation of due diligence materials, (b) providing access to the Company’s and each of its Subsidiaries’ books, records, properties and other materials (subject, in each case, to the execution of customary confidentiality and non-disclosure agreements) to potential purchasers, and (c) making the directors, managers, officers, employees (if any) and other Representatives of the Company Group and any centralized service company Affiliate of the Company that provides services to the Company Group available to potential purchasers for a reasonable number of presentations and due diligence interviews; provided that no such cooperation by the Company shall be required (i) until the relevant potential purchaser executes and delivers to the Company a customary confidentiality agreement, (ii) to the extent such cooperation would unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries, and (iii) to the extent the provision of any information would (A) conflict with, or constitute a violation of, any applicable Law or Order or cause a loss of attorney-client privilege of the Company or any of its Subsidiaries, (B) in the AEP Member’s reasonable, good faith determination, require the disclosure of any information that is proprietary, confidential or sensitive to the AEP Member or to any other member of the AEP Outside Group (but solely to the extent of withholding such information), or (C) require the disclosure of any information relating to any joint, combined, consolidated or unitary Tax Return that includes the AEP Member or any other member of the AEP Outside Group or any supporting work papers or other documentation related thereto (other than any portion thereof relating solely to the Company or any of its Subsidiaries or relating to the Tax Allocation Agreement (and any amendment thereof)).
ARTICLE VII
PREEMPTIVE RIGHTS
Section 7.1    Preemptive Rights. The Company hereby grants to each Member the right to purchase such Member’s Preemptive Right Share of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”); provided, that no Non-Contributing Member shall have a Preemptive Right with respect to New Securities issued pursuant to Section 5.1 as a result of such Non-Contributing Member’s failure to make all or any portion of its Pro Rata Request Amount. In the event the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), the Company shall give to each Member written notice of its intention to issue New Securities (the “Preemptive Right Participation Notice”), describing the amount and type of New Securities, the cash purchase price and the general terms upon which it proposes to issue such New Securities. Each Member shall have 10 Business Days from the date of receipt of any such Preemptive Right Participation Notice (the “Preemptive Right Notice Period”) to agree in writing to purchase for cash up to such Member’s Preemptive Right Share of such New Securities for the price and upon the terms and conditions specified in the Preemptive Right Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Member’s Preemptive Right Share) as well as the maximum number of New Securities it would purchase. If any Member fails to so respond in writing within the Preemptive Right Notice Period, then such Member shall forfeit the right hereunder to purchase its Preemptive Right Share of such New Securities and the Company will allocate the rights to purchase such New Securities to any other Member that indicated it would purchase New Securities in excess of its Preemptive Right Share based on their relative Preemptive Right Shares. Subject to obtaining the requisite authorization, approval or consent of any Governmental Body, the closing of any purchase by any Member pursuant to this Section 7.1 shall be consummated concurrently with the consummation of the issuance or sale described in the Preemptive Right Participation Notice. The Company shall be free to complete the proposed issuance or sale of New Securities described in the Preemptive Right Participation Notice with respect to any New Securities not elected to be purchased pursuant to this Section 7.1 in accordance with the terms and conditions set forth in the Preemptive Right Participation Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced). Notwithstanding anything to the contrary, a Member may delegate their Preemptive Rights to a Person that would qualify as a Permitted Transferee and the rights afforded to such Member pursuant to this Section 7.1 shall apply to such Person that would qualify as a Permitted Transferee mutatis mutandis.
ARTICLE VIII
PROTECTIVE PROVISIONS
Section 8.1    Investor Member No Threshold Matters. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not cause or permit, in each case, without the prior written consent of the Investor Member (except that no such written consent shall be required to the extent that such matter is necessary to comply with applicable Law or Order):
(a)    the issuance of any equity interests by any of the Company’s Subsidiaries to any Person that is not the Company or one of its Subsidiaries;
(b)    the taking of any action that would reasonably be expected to result in the Company not being classified as a corporation for U.S. federal income Tax purposes (or applicable state and local Taxes purposes), the making, revoking or changing of any Tax classification of the Company’s Subsidiaries, or taking any other material action related to Taxes that would result in disproportionate and adverse consequence to the Investor Member;
(c)    except pursuant to and in accordance with Section 5.1, (i) any non-pro rata distribution, repurchase or redemption of any equity interests issued by the Company or (ii) effecting any Membership Interest split, distribution or other recapitalization transaction that would alter Investor Member’s respective Percentage Interest as of immediately prior to such transaction;
(d)    the transfer, sale or other disposition, whether by way of asset sale, stock sale, merger or otherwise, of all or substantially all of the assets of the Company and the Company’s Subsidiaries, taken as a whole on a consolidated basis (it being understood, for the avoidance of doubt, that this Section 8.1(d) shall not be deemed to restrict a transfer, sale or other disposition of the equity of the Company);
(e)    any amendment or modification to any Organizational Document of the Company or any Subsidiary of the Company, other than (i) ministerial amendments thereto or (ii) amendments thereto that would not have an adverse impact on the Investor Member;
(f)    any election that would cause the Company to be treated as a “real estate investment trust” (within the meaning of Section 856 of the Code);
(g)    the entry into, amendment or termination of, or waiver of any material right under, any Affiliate Transaction (which shall not be deemed to include any corporate allocations involving the Company or any of its Subsidiaries that are made in compliance with Section 2.14; provided that, all corporate and cost allocations that relate to clause (i) of the definition of Company Business (e.g., non-corporate support services) that are not reasonably expected to be included or recoverable in the FERC-regulated rate base or that are not reasonably expected to be approved in the FERC rate-making process shall be subject to this Section 8.1(g)), other than Affiliate Transactions that satisfy each of the following requirements: (i) any and all such Affiliate Transactions are entered into on terms that are no less favorable in the aggregate to the Company (or the relevant Subsidiary thereof party thereto) than reasonably would be obtainable from an unaffiliated third party (it being agreed that any pricing or other terms that are compulsory under applicable Law shall be deemed to constitute an arm’s length term for purposes of this clause (i)); (ii) with respect to any Affiliate Transactions involving revenues or expenditures that are not reasonably expected to be, included or recoverable in the FERC-regulated rate base or that are not reasonably expected to be approved in the FERC rate-making process (“Non-Qualifying Transactions”), such revenues or expenditures are less than $5,000,000 per Contract, transaction or series of related transactions individually and less than $15,000,000 in the aggregate for any fiscal year for all such Non-Qualifying Transactions; and (iii) without limiting the foregoing clause (ii), any and all such Affiliate Transactions (inclusive of Non-Qualifying Transactions) involve revenues or expenditures of less than $15,000,000 per Contract, transaction or series of related transactions individually and less than $40,000,000 in the aggregate for any fiscal year for all such Affiliate Transactions (it being acknowledged and agreed that no prior written consent of the Investor Member will be required with respect to any amendments to any Affiliate Transaction made in the ordinary course of business unless and only to the extent such amendment would adversely affect the Company or its relevant Subsidiary party thereto in any material respect);
(h)    any amendment of the Project Selection Guidelines that would reasonably be expected to reduce in any material respect the Target CapEx allocated to the Company Group;
(i)    any amendment or modification of the American Electric Power Company, Inc. and its Consolidated Affiliates – 2024 Tax Agreement Regarding Method of Allocating Consolidated Income Taxes in effect as of the date hereof, among AEP Parent, the Company and the other parties thereto (or any replacement agreement thereof entered into among AEP Parent, the Company and certain other Subsidiaries of the AEP Parent for the purpose of allocating and indemnifying for consolidated tax liabilities) (the “Tax Allocation Agreement”), that would reasonably be expected to have a material impact on the amount for which the Company would be responsible for or entitled to under the Tax Allocation Agreement or would adversely impact the indemnification rights of the Company thereunder in any material respect; or
(j)    the entry into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.
Section 8.2    Investor Member Threshold Matters. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not cause or permit, in each case, without the prior written consent of the Investor Member, for so long as the Investor

Member (together with its Affiliates) holds a Percentage Interest equal to or greater than 9.9% (unless such matter is necessary (i) to comply with applicable Law or Order, or (ii) with respect to clauses (d), (e) or (h) or, to the extent related to the foregoing, (q), in response to an Emergency Situation):
(a)    any material change to any line or scope of the existing business of the Company or any of its Subsidiaries;
(b)    the conversion of the Company or any of its Subsidiaries from its current legal business entity form to any other business entity form (e.g., the conversion of the Company from a Delaware limited liability company to a Delaware corporation);
(c)    without limiting the requirements of Section 2.14, the direct or indirect acquisition by the Company or any of the Company’s Subsidiaries (whether by merger or consolidation, acquisition of assets or stock or by formation of a joint venture or otherwise), or any request for capital in connection therewith, (i) of any equity interests of any member of the AEP Outside Group, or (ii) of any business, assets or operations of any member of the AEP Outside Group, in either case having a Fair Market Value in excess of 1.5% of the Rate Base Amount in the aggregate in any calendar year, other than Qualifying Core Assets;
(d)    the transfer, sale or other disposition, whether by way of asset sale, stock sale, merger or otherwise, of any business, assets or operations of the Company or any of the Company’s Subsidiaries having a Fair Market Value in excess of 2.5% of the Rate Base Amount in one or more transactions in any calendar year, other than Qualifying Core Assets;
(e)    other than in connection with capital expenditures (which are addressed in subparagraph (g) below), any acquisition of assets, including equity securities, or any request for capital in connection therewith, by the Company or any of its Subsidiaries from a Third Party the aggregate purchase price of which exceeds 1.5% of the Rate Base Amount in any calendar year, other than Qualifying Core Assets;
(f)    (i) any acquisition of assets, including equity securities, or any request for capital in connection therewith, by the Company or any of its Subsidiaries from a Third Party if the aggregate purchase price of all such transactions (on an enterprise value basis for any business or operations) exceeds $1,000,000,000 in any calendar year or (ii) any transfer, sale or other disposition, whether by way of asset sale, stock sale, merger or otherwise, of any business, assets or operations of the Company or any of the Company’s Subsidiaries if the Fair Market Value of such business, assets or operations (on an enterprise value basis for any business or operations) exceeds $1,000,000,000 in any calendar year;
(g)    any capital expenditure by the Company or its Subsidiaries, or any request for capital in connection therewith, that exceeds in the aggregate 1.0% of the Rate Base Amount in any calendar year and that is not (i) made in connection with obtaining, constructing or otherwise acquiring a Qualifying Core Asset, or (ii) reasonably necessary to fund any Emergency Expenditures;

(h)    the incurrence of Indebtedness (other than the refinancing of existing Indebtedness on commercially reasonable terms reflecting then-current credit market conditions) by the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s Debt-to-Capital Ratio equaling or exceeding (after giving pro forma effect to such incurrence and the application of the proceeds therefrom) the then-current target Debt-to-Capital Ratio approved by FERC by more than 400 basis points for four consecutive fiscal quarters; provided, that the Company, to the extent reasonably practicable, shall notify the Investor Member at least 10 Business Days prior to the Company or any of its Subsidiaries incurring any Indebtedness in excess of $25,000,000 more than the amount set forth in the annual budget;
(i)    except pursuant to and in accordance with Section 4.3, the liquidation, dissolution, winding up of the Company or any of its Subsidiaries (other than Subsidiaries that no longer conduct any material business) or the filing of a petition seeking relief, or the consent to the entry of a decree or order for relief in an involuntary case, under the bankruptcy, rearrangement, reorganization, or other debtor relief Laws of the United States or any state or any other competent jurisdiction or a general assignment for the benefit of its creditors by the Company or any of its Subsidiaries;
(j)    the listing of any equity interests of the Company (or a successor to the Company, including by merger, conversion or other reorganization) on any stock exchange;
(k)    the entrance into any Contract, commitment or understanding that by its terms would materially restrict or alter the Company’s right to make distributions to the Members in accordance with this Agreement or the Investor Member’s right to transfer its Membership Interest in accordance with this Agreement (including any Contract whereby the Investor Member’s transfer of all or a portion of its Membership Interest in accordance with this Agreement would result in a breach or default having a material adverse effect on the Company Group);
(l)    the entrance into any joint venture, partnership or similar agreement, unless the aggregate amount of cash, property or other assets anticipated to be contributed by the Company or its applicable Subsidiary to such joint venture or partnership is less than 1.5% of the Rate Base Amount, or such joint venture, partnership or similar interests (or the cash, property or other assets so contributed to such joint venture or partnership) would continue to qualify as Qualifying Core Assets;
(m)    material decisions relating to the conduct (including the settlement) of any litigation or other legal administrative, or criminal proceeding to which the Company or any of its Subsidiaries is a party where (i) it is reasonably expected that the liability of the Company and its Subsidiaries would exceed $50,000,000 in the aggregate or (ii) such proceeding would reasonably be expected to have an adverse effect on the Investor Member or any of its Affiliates in any material respect (other than in its or (if applicable, their) capacity as an investor in the Company); provided, that, for the avoidance of doubt, the foregoing shall not be applicable to any ordinary course regulatory proceedings (including rate cases and other rate proceedings) that do not involve claims of criminal conduct or intentional violations of applicable Law;

(n)    making any change to the Total Number of Managers that would result in Investor Member having the ability to appoint fewer Investor Managers than contemplated pursuant to the first sentence of Section 2.2(b);
(o)    making any political or charitable contribution made by the Company or any of its Subsidiaries to any Governmental Body or any official, representative or staff thereof, including any community leaders or elected officials or candidates for public office; or
(p)    the entry into any binding agreement or arrangement by the Company or any of its Subsidiaries to effect any of the foregoing actions.
Section 8.3    Consultation Matters. For so long as (x) an Investor Member’s Percentage Interest (together with its Affiliates) is equal to or greater than 9.9% and (y) such Investor Member is not a Defaulting Member, the Company (and, as applicable, the Board) shall use its reasonable best efforts to consult in good faith with such Investor Member (which consultation shall be deemed to include the participation of Investor Managers in the meetings of the Board with respect to such matters, and, to the extent requested by such Investor Member, reasonable discussions between Representatives of the Company, of the Investor Member and of the AEP Member) prior to the Company undertaking, or causing or permitting any of its Subsidiaries to undertake, any of the following matters (except as would be impracticable in respect of a particular action that the Board reasonably believes to be necessary or appropriate to comply with applicable Law, Order or in response to an Emergency Situation):
(a)    Establishing, materially amending and materially deviating from the annual budget and business plan of the Company and its Subsidiaries;
(b)    without limiting the Investor Member’s rights under Section 8.2(m), settling or compromising any arbitration, lawsuit, proceeding or regulatory process (i) with a settlement or compromise amount in excess of 2.5% of the Rate Base Amount, or (ii) that has material non-monetary penalties or obligations on the Company and/or any of its Subsidiaries; and
(c)    the appointment or replacement of the President (or any successor position thereof, however titled or restyled) of the Company or any of its Subsidiaries.
Section 8.4    Actions by the Investor Manager on behalf of the Investor Member. Where any action requires the consent of the Investor Member pursuant to Section 8.2, if there are Investor Managers then serving and the Investor Managers collectively shall, unless the Investor Member indicates in writing to the AEP Member otherwise, have the authority to provide such consent on behalf of the Investor Member who appointed such Investor Manager(s) (but only if the Investor Managers are acting unanimously) at any meeting of the Board called to discuss such matters, and the Company, the other Members and the other Managers shall be entitled to rely on such action of the applicable Investor Manager as an action of such Investor Member with such action being binding upon such Investor Member.

Section 8.5    Acknowledgement of Purpose of Provisions. It is hereby acknowledged and agreed by the Parties that the rights of the Investor Member set forth in this Article VIII are protection mechanisms for the Investor Member acting in its capacity as an investor in the Company and are not for purposes of, and should not be construed or otherwise interpreted as, providing the Investor Member or any of its Representatives or Affiliates with the ability to take any action that would constitute exercising substantial influence or control over the Company or any of its Subsidiaries or would otherwise provide the Investor Member or any of its Representatives or Affiliates with any right to direct the operation of the business of the Company or any of its Subsidiaries. Nothing contained in this Agreement (including this Article VIII) shall be deemed to give the Investor Member the right to prohibit or restrict any repayment of the AEP TransCo Note in accordance with its terms that is approved by the Board.
ARTICLE IX
OTHER COVENANTS AND AGREEMENTS
Section 9.1    Books and Records.
(a)    The Company shall keep and maintain, or cause to be kept and maintained, books and records of accounts, taxes, financial information and all matters pertaining to the Company and its Subsidiaries at the principal offices and place of business of the Company in a commercially reasonable manner consistent with the manner in which similar books and records are kept and maintained by other members of the AEP Outside Group. Each Member (other than any Defaulting Member) and its duly authorized Representatives shall have the right to, at reasonable times during normal business hours, upon reasonable notice, under supervision of the Company’s or, in the case of the Investor Member, the AEP Outside Group’s or the Company Group’s, as applicable, personnel and in such a manner as to not unreasonably interfere with the normal operations of any member of the Company Group, (i) visit and inspect the books and records of the Company Group, and, at its expense, make copies of and take extracts from any books and records of the Company Group and (ii) meet and consult with officers, other managers of the Company Group and Representatives of the Company Group regarding their businesses and activities; provided that, in the case of the Investor Member, any Person gaining access to such information regarding the Company Group pursuant to this Section 9.1 shall agree to hold in strict confidence, not make any disclosure of, and not use for purposes other than good faith administration of the Investor Member’s continuing investment, all information regarding any member of the Company Group that is not otherwise publicly available.
(b)    Notwithstanding the foregoing, the Company shall not be obligated to provide to the Investor Member any record or information (i) relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Contribution Agreement, including confidential communications with Representatives or Advisors, including legal counsel, representing the Company or any of its Affiliates, (ii) that is subject to an attorney-client or other legal privilege, (iii) that, in the AEP Member’s reasonable determination, are proprietary, confidential or sensitive to the AEP Member or to any other member of the AEP Outside Group (including, for the avoidance of doubt, proprietary information related to system planning, technical operations, engineering, construction, maintenance and procurement matters for transmission systems and transmission projects, including critical energy/electric infrastructure information (CEII), or customer information), (iv) relating to any joint, combined, consolidated or unitary Tax Return that includes the AEP Member or any other member of the AEP Outside Group or any supporting work papers or other documentation related thereto (other than any portion thereof relating solely to the Company or any of its Subsidiaries or relating to the Tax Allocation Agreement (and any amendment thereof)), or (v) the provision of which would violate any applicable Law or be inconsistent with any Order or any other restriction on the use of such information by a Governmental Body.
(c)    On a quarterly basis, the Company shall provide Investor Member available health, safety and environmental information for the Company Group that is reasonably requested by Investor Member.
(d)    Each Member shall reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company in connection with such Member’s exercise of its inspection and information rights pursuant to this Section 9.1.
Section 9.2    Financial Reports. The Company shall provide, or otherwise make available, to any Member (unless such Member is a Defaulting Member):
(a)    on an annual basis, (i) within 110 days after the end of each fiscal year, an audited consolidated balance sheet, statement of operations and statement of cash flow the Company and (ii) as soon as reasonably practicable after filing with FERC, each FERC Form No. 1 financial report of each Subsidiary of the Company that is required to file such a financial report;
(b)    on a quarterly basis, (i) within 60 days after the end of each fiscal quarter, an unaudited consolidated balance sheet and related quarterly and year-to-date statement of operation and statement of cash flow of the Company and (ii) as soon as reasonably practicable after filing with FERC, each FERC Form No. 3-Q financial report of each Subsidiary of the Company that is required to file such a financial report;
(c)    on an annual basis, as soon as reasonably practicable after the approval thereof by the Board, the annual budget and business plan (if applicable) for each member of the Company Group;
(d)    on an annual basis, as soon as reasonably practicable after the approval thereof by the Board, financial forecasts for each member of the Company Group for the fiscal year, which shall be in such manner and form as approved by the Board, and which shall include a projection of all anticipated Additional Funding Requirements, a projection of income, a projected cash flow statement, and projections of Available Cash and projected distributions for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year; and

(e)    on a semi-annual basis, a report of the allocated Target CapEx under the Project Selection Guidelines, including the amount of Target CapEx incurred by each member of the Company Group, on the one hand, and any member of the AEP Outside Group, on the other hand.
Section 9.3    Other Business; Corporate Opportunities.
(a)    To the extent permitted by applicable Law and, in the case of the AEP Member, subject to its compliance with its obligations under Section 9.3(b), any Member and any Affiliate of any Member may engage in, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the businesses of the Company Group, and neither the Company nor any Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the businesses of the Company Group, shall be deemed not to be wrongful or improper so long as it is consistent with all Laws applicable to the Company Group.
(b)    Each Member acknowledges that the Company Group is subject to, and the AEP Member shall cause all of its Affiliates that pursue Target Projects (including, for the avoidance of doubt, the Existing OpCos) to be subject to, the Project Selection Guidelines. The AEP Member shall (and the AEP Member shall cause its Affiliates to) allocate all Target Projects that the AEP Member or any of its Affiliates (including the Company Group) intend to pursue to the Company Group, except (i) with the prior written consent of the Investor Member or (ii) with respect to Target Projects that are allocated to the Existing OpCos pursuant to Sections 4.2 or 4.3 of the Project Selection Guidelines, as interpreted in good faith, in a manner that is non-discriminatory to the Company Group and no less favorable in any material respect to the Company Group (i.e., it being less favorable for the Company Group to receive less Target CapEx) than the manner in which the AEP Member and its Affiliates have interpreted the Project Selection Guidelines and made allocation decisions in accordance therewith prior to the date hereof; provided, that the AEP Member shall have no obligation to allocate Target Projects to the Company Group if such allocation would, on the advice of counsel, be reasonably expected to violate any Law or be inconsistent with any Order or documented guidance of a Governmental Body having jurisdiction over a relevant member of the AEP Outside Group or the Company Group.
(c)    The AEP Member shall (and shall cause its Affiliates to) conduct an internal audit of the application by the AEP Outside Group, and by the Company Group to the extent applicable, of the Project Selection Guidelines with respect to Target Projects no less than every two years and shall share such audit report with Investor Member. Not more than once every four years, the Investor Member shall be entitled (but not obligated) to cause to be conducted by an independent accounting or consulting firm reasonably acceptable to the AEP Member an audit and review of the application of the Project Selection Guidelines with respect to Target Projects for the prior four year period (at Investor Member’s sole cost); provided that Investor Member shall be entitled to cause one such independent audit with respect to the four-year period from January 1, 2030 through December 31, 2034 even if there was a prior independent audit within the four years preceding such audit. If, on a cumulative basis, in any four year period from and after January 1, 2025 through December 31, 2034 (evaluated annually as of the end of the applicable calendar year beginning in calendar year 2028), the Company Group has been allocated Target CapEx comprising less than the applicable Target CapEx Floor Percentage of all Target CapEx during such four-year period, then the Investor Member and the AEP Member shall negotiate in good faith to create and implement a plan of specific actions consistent with Prudent Utility Practices, to the extent reasonably within the control of the AEP Outside Group and the Company Group and not reasonably expected to violate any Law or be inconsistent with any Order or documented guidance of a Governmental Body having jurisdiction over a relevant member of the AEP Outside Group or the Company Group, for the Company Group to be allocated Target CapEx going forward in excess of the applicable Target CapEx Floor Percentage of all Target CapEx.
(d)    The Company and each Member expressly acknowledge and agree, that, except as set forth in Section 9.3(b), (i) neither the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company Group in which the Company Group may, but for the provisions of this Section 9.3, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither of the Members nor any of their respective Affiliates or Representatives (even if such Person is also an officer, director or Manager of the Company or any of its Subsidiaries) shall be deemed to have breached any duty or obligation to the Company Group by reason of the fact that such Person pursues, acquires or engages in a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company Group. The Company and each Member expressly renounce any interest in Corporate Opportunities and any expectancy that a Corporate Opportunity will be offered to the Company Group.
Section 9.4    Compliance with Laws.
(a)    The Company shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to ensure that the Company Group’s respective Representatives shall not in the course of their actions for, or on behalf of, any Member of the Company Group:
(i)    offer promise, provide or authorize the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or knowingly indirectly, to any government official or other Person (i.e., commercial bribery), to unlawfully influence official action or secure an improper advantage, to unlawfully encourage the recipient to improperly influence or affect any act or decision of any Governmental Body, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, in each case, in order to assist any member of the Company Group in obtaining or retaining business, or otherwise act in violation of any applicable Anti-Corruption Laws;
(ii)    violate any applicable Anti-Money Laundering Laws;

(iii)    engage in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or otherwise violate Sanctions; or
(iv)    violate any applicable FDI Law.
(b)    The Company shall promptly notify the Members of (i) any allegations of misconduct by any member of the Company Group or any actions, suits or proceedings by or before any Governmental Body to which any member of the Company Group becomes a party, or to which the Company becomes aware that any Representative of the Company Group (in relation to such Representative’s actions for, or on behalf of, any member of the Company Group) is a party, in each case, relating to any material breach or suspected material breach of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or FDI Laws or (ii) any fact or circumstances of which it becomes aware that would reasonably be expected to result in a breach of this Section 9.4.
(c)    The Company and its Subsidiaries are subject to bona fide policies and procedures and a system of internal controls reasonably designed to ensure compliance by the Company, its Subsidiaries, their respective Representatives (in their capacity as such) and Affiliates with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and FDI Laws.
(d)    Each Manager and Board Observer may confer with the Member that appointed such Manager and/or Board Observer regarding any allegations of misconduct by any member of the Company Group relating to any breach or suspected breach of any applicable anti-terrorism Laws, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or FDI Laws.
(e)    Each Member shall, and shall use its commercially reasonable efforts to ensure that its Representatives in the course of their actions for, or on behalf of, such Member or its Affiliates, comply in all respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and FDI Laws applicable to such Persons.
Section 9.5    Non-Solicit. Without the prior written consent of the Company, for so long as the Investor Member owns Membership Interests and for eighteen months thereafter, the Investor Member shall not, shall cause its Affiliates not to, and shall use its reasonable best efforts to ensure that other Persons in which it is invested do not, solicit for employment, hire or engage as a consultant any officer or a managing director or more senior-level employee of any member of the AEP Outside Group or the Company Group with whom the Investor Member has had contact with in connection with being a Member; provided that this Section 9.5 shall not prohibit any Person from issuing general public solicitations not specifically targeted at such Persons or from hiring any Person responding to such general solicitations. Notwithstanding anything to the contrary, in no event will this Section 9.5 apply to any portfolio company of any fund managed by or Affiliated with KKR or its Affiliates or PSP or its Affiliates unless, and solely to the extent that, Investor Member is an Affiliate of any such Person and expressly directs or encourages such portfolio company to take the prohibited actions set forth in this Section 9.5.

Section 9.6    Confidentiality.
(a)    Each Member shall, and shall direct its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company and its Subsidiaries, including their respective assets, business, operations, financial condition and prospects, that is disclosed by or on behalf of the Company on or after the date hereof (“Confidential Information”), and to use such Confidential Information only in connection with the operation of the Company and its Subsidiaries or such Member’s administration of its investment in the Company; provided that nothing herein shall prevent any Member (or Representative or other Person entitled to receive Confidential Information hereunder) from disclosing such Confidential Information (i) upon the Order of any court or administrative agency, (ii) upon the request or demand of any Governmental Body having jurisdiction over such party, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests or any other legal, judicial or administrative process or, in the advice of counsel, as required by Law, (iv) to the extent requested or required by the applicable regulatory authorities or self-regulatory organizations having supervisory jurisdiction over a Member, KKR, PSP, such Person’s Affiliates, Representatives or current or bona fide potential debt or equity financing sources of the foregoing during the course of any regulatory audit or examination, (v) to the other Parties, (vi) to such party’s Representatives or current or bona fide potential debt or equity financing sources that in the reasonable judgment of such party need to know such Confidential Information, (vii) in the case of the AEP Member, to its Affiliates, (viii) in the case of Investor Member, (A) to its Affiliates, KKR and PSP, KKR’s and PSP’s Affiliates, and Representatives of the foregoing and (B) to limited partners and other investors of investment funds or other investment vehicles controlled, advised or managed by an either KKR or PSP or their respective Affiliates in connection with disclosure to their investors in the ordinary course of business or current or bona fide potential debt or equity financing sources (ix) to any current or bona fide potential debt and equity financing sources (and any such financing source’s Representatives) in connection with a proposed Transfer of Membership Interests from a Member or proposed Debt Financing so long as such Person agrees to be bound by the provisions of this Section 9.6 as if a Member; provided, further, that in the case of clauses (i), (ii) or (iii), such Member shall, to the extent legally permissible, notify the other Parties of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available.
(b)    The restrictions in Section 9.6(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives in violation of this Agreement, (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives, (iii) is or has been independently developed or conceived by such Member or its Affiliates without use of the Company’s or any of its Subsidiaries’ Confidential Information or (iv) becomes available to the receiving Member or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries, any other Party or any of their respective Representatives; provided that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its Representatives with respect to such information.
(c)    Each Party shall inform any Representatives or other permitted Person to whom it provides Confidential Information that such information is confidential and instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose Confidential Information to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Section 9.6 by its Representative or other permitted Person to whom the Confidential Information is disclosed.
(d)    The restrictions in Section 9.6(a) shall not restrict any Member and its Affiliates from disclosing any Confidential Information required to be disclosed under applicable securities Laws or the rules of any stock exchange on which any of their securities are traded.
(e)    Notwithstanding anything in this Section 9.6, no Member shall disclose Confidential Information to a Representative or any Affiliate if such disclosure would be inconsistent with the FERC Standards of Conduct at 18 C.F.R. Part 358 or the FERC affiliate restrictions at 18 C.F.R. § 35.39 and each Member shall instruct any Representatives receiving Confidential Information regarding their obligations to protect Confidential Information from disclosure in a manner that could violate the FERC Standards of Conduct at 18 C.F.R. Part 358 or the FERC affiliate restrictions at 18 C.F.R. § 35.39.
(f)    Notwithstanding anything herein to the contrary, the provisions of this Section 9.6 shall survive the termination of this Agreement for a period of three years and, with respect to each Member, shall survive for a period of two years following the date son which such Member is no longer a Member. The provisions of this Section 9.6 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates, including the AEP Member) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby or by the Contribution Agreement prior to the Effective Date.
Section 9.7    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of Representatives and other Advisors, incurred in connection with this Agreement and with the continuing relationship between the Company and its Members, and among any of them, shall be paid by the Party incurring such costs and expenses (and for the avoidance of doubt, no such expenses incurred by the AEP Outside Group in respect of the AEP Member shall be allocated to the Company Group).
Section 9.8    Corporate Transparency Act Compliance. Each Member shall promptly, but within not more than five Business Days: (a) following reasonable request from the Company, provide to the Company any information reasonably necessary for the Company to comply with the CTA and (b) notify the Company of any change or inaccuracy in or to any information provided to the Company pursuant to Section 9.8(a) (other than an immaterial change that could not reasonably be expected to affect the Company’s compliance with the CTA).

Section 9.9    Obligations in Respect of Financings.
(a)    Subject to Section 9.9(b), during the term of this Agreement, the AEP Member, the Company and the Company’s Subsidiaries shall cooperate with (and shall cause their Affiliates to cooperate with) Investor Member, its Affiliates and its controlling or managing direct and indirect equityholders as reasonably requested by the Investor Member in connection with any Debt Financing. Such cooperation shall include (i) providing to Investor Member its Affiliates and its controlling or managing direct and indirect equityholders such information as may be reasonably necessary in connection with the Debt Financing, and (ii) taking such other actions as are reasonably requested by the Investor Member to facilitate the consummation of any Debt Financing.
(b)    Notwithstanding anything in Section 9.9(a) or this Agreement to the contrary, the cooperation requested by the Investor Member pursuant to Section 9.9(a) shall not (i) unreasonably interfere with the normal business operations of the AEP Member, the Company or any of their respective Affiliates, or (ii) require the AEP Member, the Company or any of their respective Affiliates to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with any Debt Financing, including under any agreement or any document related to any Debt Financing, (C) commit to taking any action (including entering into any Contract) or to otherwise execute any document, agreement, certificate or instrument in connection with any Debt Financing or (D) take any action that would conflict with, violate or breach or result in a violation or breach of or default under any Contract, this Agreement or any other document contemplated hereby or any Law or regulatory requirements. In no event shall the AEP Member, the Company or any of their respective Affiliates be required to provide any record or information that the Company is not obligated to provide to the Investor Member pursuant to Section 9.1(b).
ARTICLE X
TAX MATTERS
Section 10.1    Tax Classification. The Parties intend that the Company be classified as a corporation for U.S. federal income (and applicable state and local) Tax purposes, and Internal Revenue Service Form 8832 has been properly filed electing such classification (which election was effective as of the date of the Company’s formation).
Section 10.2    Tax Matters Shareholder. The AEP Member is hereby designated the “Tax Matters Shareholder” of the Company and its Subsidiaries. Except as otherwise provided in this Agreement (including Section 8.1(b)), the Tax Matters Shareholder may, in its reasonable discretion, make or refrain from making any Tax elections allowed under applicable Law for the Company or any of its Subsidiaries. The Tax Matters Shareholder shall prepare and file or cause to be prepared and filed any Tax Return required to be filed by or with respect to the Company or its Subsidiaries. Notwithstanding any other provision of this Agreement, the Tax Matters Shareholder shall be entitled to control in all respects, and neither the Investor Member nor its Affiliates shall have the right to participate in, any Tax audits, examinations or other proceedings by any taxing authority of any Governmental Body with respect to any Tax Return of the Company or any of its Subsidiaries or any member of the AEP Outside Group. The Tax Matters

Shareholder shall keep the Investor Member reasonably informed of any action relating to Taxes required to be taken or which may be taken by the Tax Matters Shareholder with respect to the Company or any of its Subsidiaries to the extent such action could reasonably be expected to have an adverse impact on the tax liability or tax position of the Investor Member or a material impact on the tax liability or tax position of the Company or any of its Subsidiaries (including any amount for which the Company or any of its Subsidiaries would be responsible for under the Tax Allocation Agreement (or any amendment thereof)).
Section 10.3    Tax Allocation Agreement. The Company shall enforce its rights under the Tax Allocation Agreement (or any amendment thereof), including any rights to receive payments or indemnification, or any recourse or remedies thereunder. The Tax Matters Shareholder shall (i) keep the Investor Member informed in advance of any payments to be received or made by the Company and its Subsidiaries pursuant to the Tax Allocation Agreement (or any amendment thereof), (ii) reasonably consult with the Investor Member prior to the Company paying or receiving any amounts under the Tax Allocation Agreement (or any amendment thereof), and (iii) provide any information reasonably requested by the Investor Member with respect thereto.
Section 10.4    Cooperation. The Investor Member shall, and shall cause its Affiliates to, provide to the AEP Member and its Subsidiaries (including the Company and its Subsidiaries), and the AEP Member and the Company shall, and shall cause their Affiliates to, provide to the Investor Member, in each case, such cooperation, documentation and information as any of them reasonably may request in connection with (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or amounts due under the Tax Allocation Agreement (or any amendment thereof) or (c) preparing for or conducting any Tax audits, examinations or other proceedings by any Governmental Body.
Section 10.5    Withholding. The Company may withhold and pay over to the United States Internal Revenue Service (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable Tax Law, on account of a Member, including in respect of distributions made pursuant to Section 5.2 or Section 5.3, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Member shall be net of any such withholding; provided, that prior to any such withholding, the Company shall provide at least five days’ written notice of such withholding to the applicable Member and shall cooperate in good faith with such Member to reduce or eliminate any such withholding. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, such Member shall furnish the Company with such information and forms as such Member may be required to complete where necessary to comply with any and all Laws and regulations governing the obligations of withholding Tax agents, and the Company shall apply such reduced rate of, or exemption from, withholding Tax as reflected on such information and forms that have been provided by such Member. Each Member agrees that if any information or form provided pursuant to this Section 10.5 expires or becomes obsolete or inaccurate in any respect, such Member shall update such form or information.
Section 10.6    Certain Representations and Warranties. Each Member represents and warrants that any such information and forms described in Section 10.5 and furnished by such Member shall be true and accurate to such Member’s knowledge and agrees to indemnify the Company from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.
Section 10.7    Intended Tax Treatment. Each of the Parties hereby acknowledges that the transactions contemplated hereby and those other transactions that were contemplated under the Contribution Agreement were or are being structured by the Parties in a manner to preserve the status of the Company as a member of the “affiliated group” (as defined in Section 1504(a) of the Code) of which AEP Parent is the common parent and to enable AEP Parent to include the Company in its U.S. consolidated group. If the AEP Member determines, based on the advice of counsel, that following the Closing (as defined in the Contribution Agreement), there have been any legislative amendments in the applicable Tax consolidation rules, or changes to the administrative or judicial interpretation thereof, that would reasonably be expected to impair the foregoing treatment, the AEP Member will have the option, upon written notice to the Investor Member and the Company to cause alterations to the governance and ownership structure of the Company, including amendments to this Agreement (subject to Section 13.10), to the minimum extent necessary to preserve the intended Tax consolidation (any such changes, “Tax-Driven Changes”). The AEP Member will consult with the Investor Member in good faith with respect to any such Tax Driven Changes and will provide a draft of any such Tax Driven Changes to the Investor Member for review. The AEP Member shall cooperate with the Investor Member to appropriately compensate the Investor Member for any loss in the Fair Market Value of its Membership Interests resulting from such Tax Driven Changes.
ARTICLE XI
LIABILITY; EXCULPATION; INDEMNIFICATION
Section 11.1    Liability; Member Duties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Each Member acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to the approval of such Member pursuant to any provision of this Agreement in the sole and absolute discretion of such Member, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company Group, it being the intent of all Members that such Member, in its capacity as a Member, has the right to make such determination solely on the basis of its own interests.
Section 11.2    Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.
Section 11.3    Indemnification. The Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suits or proceedings by reason of the fact that such Person is or was a Manager or officer of the Company, or is or was a Manager or officer of the Company serving at the request of the Company as a manager, director, officer or agent of another limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, settlements, penalties and fines actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; and, with respect to any criminal action or proceeding, either he or she had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful.
Section 11.4    Authorization. To the extent that such present or former Manager or officer of the Company has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 11.3, or in the defense of any claim, issue or matter therein, the Company shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any other indemnification under Section 11.3 shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the present or former Manager or officer is permissible in the circumstances because such present or former Manager or officer has met the applicable standard of conduct. Such determination shall be made, with respect to a Person who is a Manager or officer at the time of such determination, (a) by a majority vote of the Managers who are not parties to such action, suit or proceeding, even with less than a quorum, or (b) if there are no such Managers, or if such Managers so direct, by independent legal counsel in a written opinion, or (c) by the Members. Such determination shall be made, with respect to former Managers and officers, by any Person or Persons having the authority to act on the matter on behalf of the Company.
Section 11.5    Reliance on Information. For purposes of any determination under Section 11.3, a present or former Manager or officer of the Company shall be deemed to have acted in good faith and have otherwise met the applicable standard of conduct set forth in Section 11.3 if his or her action is based on the records or books of account of the Company or on information supplied to him or her by the officers of the Company in the course of his or her duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. The provisions of this Section 11.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a present or former Manager or officer of the Company may be deemed to have met the applicable standard of conduct set forth in Section 11.3.

Section 11.6    Advancement of Expenses. Expenses (including reasonable attorneys’ fees) incurred by the present or former Manager or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company as authorized in the specific case in the same manner described in Section 11.4, upon receipt of a written affirmation of the present or former Manager or officer that he or she has met the standard of conduct described in Section 11.3 and upon receipt of a written undertaking by or on behalf of him or her to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article XI.
Section 11.7    Non-Exclusive Provisions. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. The Company hereby acknowledges that certain of its Managers and certain of its Members and the direct and indirect equityholders therein or owners thereof (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance with respect to their service on the Board (collectively, the “Fund Indemnitors”). The Company hereby agrees: (a) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary) and (b) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except to the extent that a Fund Indemnitee breaches its undertaking to repay advanced expenses as provided in Section 11.6. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Company shall affect the foregoing and that the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Company.
Section 11.8    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, continue as to a Person who has ceased to be a Manager or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators and no amendment, modification or supplement of this Section 11.8 shall impair the rights of any Covered Person related to or affiliated with any Investor Member without the Investor Member’s prior written consent.
Section 11.9    Limitations. Notwithstanding anything contained in this Article XI to the contrary, the Company shall not be obligated to indemnify any Manager or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES
Section 12.1    Members Representations and Warranties. Each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:
(a)    Such Member is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, with full power and authority to enter into this Agreement and perform all of its obligations hereunder.
(b)    The execution and delivery of this Agreement by such Member, and the performance by such Member of its obligations hereunder, have been duly and validly authorized by all requisite action by such Member, and no other proceedings on the part of such Member are necessary to authorize the execution, delivery or performance of this Agreement by such Member.
(c)    This Agreement has been duly and validly executed and delivered by such Member, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity.
(d)    The execution and delivery by such Member of this Agreement, and the performance by such Member of its obligations hereunder, does not (i) violate or breach its Organizational Documents, (ii) violate any applicable Law to which such Member is subject or by which any of its assets are bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which such Member is a party or by which any of its assets are bound.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) when sent by internationally-recognized courier in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.
Notices to the Investor Member:
Olympus BidCo L.P.
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention:     Kathleen Lawler
        Louis-Éric Bonin
Email:         Kathleen.Lawler@kkr.com
        LEBonin@investpsp.ca
and
Public Sector Pension Investment Board
1250 René-Lévesque Boulevard West
Suite 1400
Montréal, Québec
Canada H3B 5E9
Attention:     Louis-Éric Bonin
E-mail:        projectskyfall@investpsp.ca
legalnotices@investpsp.ca

and
Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention: General Counsel
E-mail: generalcounsel@kkr.com

with copies to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention:    Breen Haire
Shamus Crosby
Email:        breen.haire@stblaw.com
shamus.crosby@stblaw.com

Notices to the AEP Member or the Company:
AEP Transmission Company, LLC
c/o American Electric Power Service Corporation
1 Riverside Plaza
Columbus, OH 43215
Attention:     Robert W. Bradish
Email:         rwbradish@aep.com
        legalnotices@AEP.com
with a copy to (which shall not constitute notice):
Morgan, Lewis & Bockius LLP
101 Park Ave
New York, NY 10178-0060
Attention:    John G. Klauberg
        Michael E. Espinoza
        Spencer A.G. Curtis
Email:         john.klauberg@morganlewis.com
michael.espinoza@morganlewis.com
spencer.curtis@morganlewis.com
Section 13.2    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement, and any attempted or purported assignment hereof not in accordance with the terms hereof shall be void ab initio.
Section 13.3    Waiver of Partition. Each Member hereby waives any right to partition of the Company property.
Section 13.4    Further Assurances. From and after the Effective Date, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to carry out the purposes and intent of this Agreement.
Section 13.5    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that Covered Persons are express third party beneficiaries of Article XI.

Section 13.6    Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, legal representatives and permitted assigns.
Section 13.7    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.
Section 13.8    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 13.9    Complete Agreement. This Agreement (including any schedules thereto), constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the Parties hereto or Affiliates thereof, written or oral, to the extent they relate in any way to the subject matter hereof.
Section 13.10    Amendment; Waiver. Subject to Article VIII, neither this Agreement nor any other Organizational Document of the Company may be amended (whether by merger or otherwise) except in a written instrument signed by Members owning at least a majority of the Membership Interests; provided, that (a) except for any Tax-Driven Changes being implemented in accordance with Section 10.7, the prior written consent of any Member shall be required in respect of any such proposed modification, alteration, supplement or amendment that would have a material disproportionate adverse impact on that Member (in its capacity as a Member) as compared to the other Members (in their capacity as Members), (b) except for any Tax-Driven Changes being implemented in accordance with Section 10.7, the prior written consent of the Investor Member shall be required to modify, alter, supplement or amend any provision of this Agreement or any other Organizational Document of the Company (unless such modification, alteration, supplement or amendment would not have an adverse impact on the Investor Member), and (c) notwithstanding anything in this Agreement to the contrary, Article V may not be amended other than by a written instrument signed by the Investor Member. In the event that the Company issues Membership Interests to one or more Third Parties pursuant to Section 5.1(c) or Section 7.1 or the Investor Member directly Transfers any Membership Interests to a Person that is not a Permitted Transferee of the Investor Member in accordance with the terms of this Agreement, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional or substitute Members. Any amendment or revision to Schedule 1 that is made by an officer solely to reflect information regarding Members or the Transfer or issuance of Membership Interests made in accordance with the terms of this Agreement shall not be considered an amendment to this Agreement and shall not require any Board or Member approval. Any failure or delay on the part of any Party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.
Section 13.11    Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
Section 13.12    Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, shall not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of this Agreement and the business and legal understandings between the Members with respect to the Company, and without that right, none of the Members would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 13.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
Section 13.13    Escalation; Arbitration.
(a)    In connection with any dispute (other than, for the avoidance of doubt, a dispute arising related to the discretionary exercise of any right of a Member (including consent rights pursuant to Article VIII) granted to a Member, the Company or to the Board under, and in accordance with the terms of, this Agreement), controversy or claim among the Members relating to or arising out of this Agreement, the Members will use their reasonable efforts to resolve such dispute within 30 days. If the dispute has not been resolved within such 30 day period, the Members will escalate the dispute to the respective senior officers, who will meet to discuss and use their reasonable efforts to resolve the dispute. If the Members remain unable to resolve the dispute within 30 days of the initial meeting of the senior officers or such later date as the Members subject to such dispute may agree, such dispute shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) utilizing its Commercial Arbitration Rules in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Members can agree on the one arbitrator. If the Members cannot agree on a single arbitrator, there shall be a panel of three arbitrators with one chosen by each Member and the third arbitrator selected by the two Member-appointed arbitrators. If a Member fails to appoint an arbitrator within 30 days following a written request by another Member to do so or if the two Member-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within 30 days following their appointment, the additional arbitrator shall be selected by the AAA pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least 20 years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all Laws and Orders applicable to the Company and its Subsidiaries (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any Governmental Body necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators shall be final and binding upon the Parties (subject only to limited review as required by applicable Law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable Law. The losing Party shall pay the prevailing Party’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each Party shall bear its own fees and costs until the arbitrator(s) determine which, if any, Party is the prevailing Party and the amount that is due to such prevailing Party.
(b)    All discussions, negotiations and proceedings under this Section 13.13, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable Law, necessary to comply with any legal requirements of such Party or necessary or advisable in order for a Party to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities Laws or the rules of any stock exchange on which any of such Party’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.
(c)    Any settlement discussions occurring and negotiating positions taken by any Party in connection with the procedures under this Section 13.13 will be subject to Rule 408 of the Federal Rules of Civil Procedure and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.
(d)    The fact that the dispute resolution procedure specified in this Section 13.13 has been or may be invoked will not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedure, all Parties must continue to perform their respective obligations in good faith. In addition, in no event shall the fact that this provision has been invoked and the pendency of the proceedings limit, suspend, delay or waive any other rights and remedies provided in this Agreement to any Member.
(e)    Notwithstanding the agreement to arbitrate contained in this Section 13.13, in the event that any Party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any claim, demand, cause of action, dispute, controversy, or other matter arising out of or relating to this Agreement or the alleged breach thereof, whether such claim sounds in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, each Party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The Parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief may be brought in the state or federal courts of Delaware, or in any other forum in which jurisdiction is appropriate.
Section 13.14    Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of electronically transmitted signatures.
Section 13.15    Fair Market Value Determination. Upon request by any Member, so long as such Member holds a Percentage Interest greater than 4.9% (unless the Fair Market Value determination is in connection with a Put Sale, in which case the Investor Members or their Permitted Transferees participating in the Put Sale shall not be subject to any minimum Percentage Interest threshold to make such request), (x) with respect to Put Sales, within the times frames contemplated by Section 6.6 and (y) with respect to determination of Fair Market Value for all other matters, within five Business Days after receiving written notice of the Board’s determination in connection with any determination of Fair Market Value of Membership Interests or other assets under this Agreement (which determination shall be provided by the Company to each Member promptly following the making thereof), in each case, the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with any Member or any of its Affiliates in the three-year period immediately preceding the date of engagement pursuant to this Section 13.15 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and the requesting Member shall submit their view of the Fair Market Value of the Membership Interests or the relevant asset(s) to the Independent Evaluator (the Company’s view being the original determination by the Board), and each party will receive copies of all information provided to the

Independent Evaluator by the other party. The Members shall request that the final Independent Evaluator’s determination of the Fair Market Value of such Membership Interests or asset(s) be set forth in a detailed written report addressed to the Company and the requesting Member within 30 days following the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and the requesting Member submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or the requesting Member. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator. Notwithstanding the foregoing, the Board’s determination of Fair Market Value under this Agreement shall be conclusive and relied upon by the Members in carrying out their obligations hereunder for any matter that, following determination of the Independent Evaluator, may be cured, unless and until the Independent Evaluator determines otherwise in accordance with this Section 13.15.
Section 13.16    Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.
“AEP Outside Group” means AEP Parent and its Subsidiaries, other than the Company Group.
“AEP Parent” means American Electric Power Company, Inc.
“AEP TransCo Note” means that certain promissory note dated December 30, 2024 payable by the Company to the AEP Member.
“AEP Transmission” means AEP Transmission Company, LLC (regardless of whether such Person remains the AEP Member).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. For purposes of this Agreement, any Person advised, managed or controlled by KKR or PSP shall be deemed to be an Affiliate of an Investor Member so long as KKR or PSP, respectively, directly or indirectly own equity interests in such Investor Member hereunder.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body.
“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.
“Available Cash” means, for any applicable fiscal quarter, the cash flow generated from the business operations of the Company and its Subsidiaries in such fiscal quarter, less any amounts that the Board, as substantiated by written financial reports and forecasts, reasonably determines in good faith are necessary to be retained in order to (a) comply with covenants in respect of the Company Group Third Party Indebtedness, (b) maintain the Company’s and its Subsidiaries’ target regulatory capital structure and investment-grade credit metrics, and comply with any applicable Laws and Orders governing the regulatory capital structure of the Company Group (such retained amount, if any, to be determined assuming full funding of equity available to be called by the Company at such time from Mandatory Capital Contributions (unless an Event of Default pursuant to Section 4.1(c) has occurred and remains uncured in accordance with Section 4.2) and available debt capacity of the Company Group), (c) except with respect to maintaining the Company’s and its Subsidiaries’ target regulatory capital structure and related Laws and Orders governing the regulatory capital structure of the Company Group (which shall exclusively be governed by clause (b)), comply with applicable Law and Orders (such retained amount, if any, to be determined assuming full funding of equity available to be called by the Company at such time from Mandatory Capital Contributions (unless an Event of Default pursuant to Section 4.1(c) has occurred and remains uncured in accordance with Section 4.2) and available debt capacity of the Company Group), (d) permit the Company and its Subsidiaries to pay their obligations due as of such date or that are expected to become due in the next 90 days in the ordinary course of business (including making any required payments of principal or interest in satisfaction of Company Group Third Party Indebtedness but, unless an Event of Default pursuant to Section 4.1(c) has occurred and remains uncured in accordance with Section 4.2, excluding the funding of any capital expenditures) that cannot be satisfied on commercially reasonable terms by the Company Group’s available liquidity and (e) respond to an Emergency Situation. For the avoidance of doubt, the proceeds of the issuance of the Investor Member’s Membership Interests shall be excluded from the calculation of Available Cash (and may be held in a segregated sub account in the regulated money pool program of the AEP Outside Group).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized by applicable Law to be closed.
“Change in Control” means (a) with respect to Investor Member, Investor Member ceasing to be controlled by either of or any combination of (i) any Person or Persons advised, managed or controlled by KKR or its Affiliates and (ii) any Person or Persons advised, managed or controlled by PSP or its Affiliates (provided that, for the avoidance of doubt, it shall not constitute a Change in Control with respect to Investor Member if Investor Member remains controlled by any combination of Persons described in clauses (i) and (ii) above) and (b) with respect to any other applicable Person, any person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) at any time becoming the beneficial owner of 50% or more of the combined voting power of the voting securities of such Person.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Year” has the meaning set forth in the ECLs.
“Company Group” means the Company and each of its Subsidiaries, collectively.
“Company Group Third Party Indebtedness” means the Indebtedness of any member of the Company Group then outstanding with a (a) Third Party or (b) member of the AEP Outside Group if the Indebtedness with such member is issued on the same economic terms as the Indebtedness of the AEP Outside Group then outstanding with a Third Party (excluding the regulated money pool program of the AEP Outside Group).
“Competitor” means any Person that, or through its Subsidiaries, is directly engaged in the transmission of electricity in the United States. Notwithstanding anything to the contrary, a Competitor shall not include any financial sponsors, investment fund, private equity funds, hedge funds, sovereign wealth funds, co-investment vehicles or similar investment vehicles or arrangements, even if such financial sponsor, investment fund, private equity funds, hedge funds, sovereign wealth funds, co-investment vehicles or similar investment vehicles or arrangements directly or indirectly owns equity in any Person that otherwise meets the definition of Competitor (however, for the avoidance of doubt, such investee that meets the definition of Competitor will continue to be considered a Competitor).
“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.
“Contribution Agreement” means the Contribution Agreement, dated January 9, 2025, by and among the Company, the AEP Member and the Investor Member.
“Contribution Agreement Purchase Price” means the amount of the Purchase Price (as defined in, and finally adjusted pursuant to, the Contribution Agreement) paid by the Investor Member (or its predecessors in interest) to the Company.
“Covered Person” means any (a) Member, any Affiliate of a Member or any officers, managers, directors, shareholders, partners, members, other equityholders, employees, representatives or agents of a Member or their respective Affiliates, (b) Manager, or (c) employee, officer or agent of the Company or its Affiliates.

“Credit Rating” means, with respect to any Person, each of the ratings given to such Person’s senior, unsecured, non-credit enhanced, long-term debt obligations by S&P Global Ratings or Moody’s Investors Services, Inc., as applicable, and any successors thereto.
“Credit Support” means (a) an equity commitment letter on substantively the same terms as the ECLs or on terms substantively as favorable to the Company as the ECLs provided by a Person that is Financially Capable for an amount corresponding to the direct or indirect equity interest in the Company being Transferred, (b) a parent guaranty provided for the benefit of the Company by a Person that is Financially Capable for an amount corresponding to the direct or indirect equity interest in the Company being Transferred on terms and conditions reasonably acceptable to the Company (which reasonableness shall be determined solely with respect to the terms and conditions of such parent guaranty and not with respect to the counterparty thereto or any other facts or circumstances), (c) a customary letter of credit, with only administrative draw conditions, provided by a commercial bank or trust company for the benefit of the Company in an amount equal to the applicable ECL Annual Commitment Amount that corresponds to the direct or indirect equity interest in the Company being Transferred along with a Contract, on terms and conditions reasonably acceptable to the Company (which reasonableness shall be determined solely with respect to the terms and conditions of such Contract and not with respect to the counterparty thereto or any other facts or circumstances), requiring the annual update of such letter of credit for the applicable ECL Annual Commitment Amount, (d) a cash escrow amount for the benefit of the Company equal to the applicable ECL Annual Commitment Amount that corresponds to the direct or indirect equity interest in the Company being Transferred along with a Contract, on terms and conditions reasonably acceptable to the Company (which reasonableness shall be determined solely with respect to the terms and conditions of such Contract and not with respect to the counterparty thereto or any other facts or circumstances), requiring the annual update of such cash escrow amount for the applicable ECL Annual Commitment Amount or (e) cash collateral provided to the Company equal to the applicable ECL Annual Commitment Amount that corresponds to the direct or indirect equity interest in the Company being Transferred along with a Contract, on terms and conditions reasonably acceptable to the Company (which reasonableness shall be determined solely with respect to the terms and conditions of such Contract and not with respect to the counterparty thereto or any other facts or circumstances), requiring the annual update of such cash collateral amount for the applicable ECL Annual Commitment Amount.
“CTA” means the Corporate Transparency Act (31 U.S.C. § 5336), enacted as part of the National Defense Authorization Act for Fiscal Year 2021, as amended, and the rules and regulations promulgated thereunder.
“Debt Financing” means any debt financing incurred by or to be incurred by the Investor Member or any of its Affiliates (other than, for the avoidance of doubt, the Company or its Subsidiaries), the direct or indirect controlling or managing equityholders of Investor Member or any Affiliate of such equityholder, including the incurrence or refinancing of any loans or the issuance of any bonds, notes, debentures or hybrid securities that are or would be the obligations of such Persons.

“Debt-to-Capital Ratio” means, with respect to any Person, the ratio of (a) the Indebtedness of such Person and its Subsidiaries to (b) the sum of (i) the Indebtedness of such Person and its Subsidiaries plus (ii) Member equity, capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of such Person and its Subsidiaries, determined in accordance with GAAP or the accounting rules of FERC (including with respect to the Uniform System of Accounts under the Federal Power Act), as applicable.
“ECLs” means that certain (i) Equity Commitment Letter, dated as of the date hereof, by KKR Diversified Core Infrastructure Master Fund L.P., KKR Diversified Core Infrastructure Master Fund (A) SCSp, KKR Diversified Core Infrastructure Master Fund (B) SCSp and KKR Diversified Core Infrastructure Fund (SBS) L.P. for the benefit of the Company and (ii) Equity Commitment Letter, dated as of the date hereof, by Infra-PSP Canada Inc. for the benefit of the Company.
“ECL Aggregate Funded Amounts” means the cumulative amount of all capital contributions (but excluding any Excess Contributions that are distributed pursuant to Section 5.1(b)(i)) made by the Investor Member (or its predecessors in interest or direct Transferees) pursuant to the ECLs (or any replacement Credit Support thereof) in all calendar years. For the avoidance of doubt, in any given Commitment Year, all capital contributions (other than payment of the Contribution Agreement Purchase Price) made by Investor Member (or its predecessors in interests or direct Transferees) in such Commitment Year up to the ECL Annual Commitment Amount for such year shall be deemed to be amounts made pursuant to any or both ECLs (or any replacement Credit Support thereof), regardless of whether either ECL (or any replacement Credit Support thereof) was actually enforced or expressly called upon by the Company.
“ECL Annual Commitment Amount” means (i) from the Effective Date until the end of the first Commitment Year ending December 31, 2025, an amount equal to $137.4 million, prorated based on the remaining number of days in such Commitment Year from and including the Effective Date divided by 365 days, (ii) for the second Commitment Year ending December 31, 2026, an amount equal to $141.4 million and (iii) for each Commitment Year thereafter, an amount equal to the total cash distributions made to Investor Member (or, without duplication, its predecessors in interest or direct Transferees) pursuant to Section 5.2 during the prior Commitment Year.
“Emergency Expenditure” means amounts required to be incurred in direct and immediate response to an Emergency Situation in a manner that is consistent with general practices applicable to facilities used in the Company Business, but only to the extent such expenditures are reasonably designed to ameliorate the consequences, or an immediate threat of any of the consequences, of the issues set forth in the definition of “Emergency Situation.”
“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, (a) any abnormal system condition or abnormal situation requiring immediate action to maintain system frequency, loading within acceptable limits or voltage or to prevent loss of firm load, material equipment damage or tripping of system elements that is reasonably likely to materially and adversely affect reliability of an electric system, (b) any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of Persons or the operational integrity of, or material damage to, any material assets of, or the business of the Company or its Subsidiaries, or (c) any other condition or occurrence requiring immediate implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Encumber” means to place a Lien against.
“Excluded Membership Interests” means any Membership Interests or other equity interests in the Company issued in connection with:
(a)    any arrangement approved unanimously by the Board for the return of income or capital to the Members;
(b)    subject to Section 8.1(c), any equity split, equity dividend or any similar recapitalization; or
(c)    the commencement of any offering of Membership Interests or other equity interests of the Company or any of its Subsidiaries, pursuant to a registration statement filed in accordance with the United States Securities Act of 1933.
“Excluded Opportunity” means:
(a)    any “Target Project” or “Optional Project” (each as defined in the Transource Agreement for purposes of this clause (a)) required to be presented by any member of the AEP Outside Group to Transource pursuant to the exclusivity obligations of the members under the Transource Agreement; provided, that (i) if Transource, for any reason and in its sole discretion chooses not to pursue the development or acquisition of any Optional Project (as defined in the Transource Agreement) and (ii) a member of the AEP Outside Group is expressly permitted to pursue such Optional Project (as defined in the Transource Agreement) thereafter independently of Transource in accordance with the Transource Agreement, such Optional Project (as defined in the Transource Agreement) shall no longer be considered an “Excluded Opportunity” pursuant to this clause (a); or
(b)    any local reliability electric transmission project or related upgrade that is required by Law to be first offered to any incumbent electric transmission owner other than a member of the Company Group; provided, that if the incumbent electric transmission owner to which such project is offered chooses not to accept such project, such project shall no longer be considered an “Excluded Opportunity” pursuant to this clause (b).
“Existing OpCos” means Indiana Michigan Power Company and Ohio Power Company and any Affiliate of the AEP Member that is a successor thereto.

“Fair Market Value” means, with respect to any asset (including equity interest), the price at which the asset would change hands between a willing buyer and a willing seller that are not affiliated parties, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset. In valuing Membership Interests, no consideration of any control, liquidity or minority discount or premium shall be taken into account. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 13.15 and, if applicable, Section 6.6.
“FDI Law” means any Law concerning or relating to foreign investment or national security imposed, administered or enforced by any Governmental Body.
“FERC” means the U.S. Federal Energy Regulatory Commission or any successor agency thereto.
“Financially Capable” means any Person that (a) is (i) Affiliated with or managed by an asset manager, fund manager or a fund advisor with “assets under management” (as such term is commonly defined in the private equity or investment fund industry) of at least $5,000,000,000, (ii) a Person with its equity interests listed on a nationally recognized stock exchange which has a market capitalization of at least $5,000,000,000 or (iii) a Person that based on its most recent audited balance sheet has at least $5,000,000,000 of assets; (b) if such Person or its ultimate parent company has a Credit Rating, has a Credit Rating of no less than “BBB-” from S&P Global Ratings or “Baa3” from Moody’s Investors Services, Inc.; and (c) is not a Prohibited Competitor.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.
“Governmental Body” means any national, foreign, federal, regional, state, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal, including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or the transmission or transportation thereof, including any regional transmission operator, independent system operator and any market monitor thereof.
“Growth Commitment Amount” means one billion five hundred million dollars ($1,500,000,000).
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or in respect of any loans or advances, (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (excluding trade accounts payables constituting short term liabilities under GAAP), (c) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all guarantees of the obligations of any other Person, (e) net obligations of such Person under any hedging arrangement, and (f) any accrued interest, premiums and penalties.
“IRR” means, as of the consummation of a Drag-Along Sale, the actual pre-Tax annual rate of return of the Investor Member (specified as a percentage) taking into account only the following, on a cash-in, cash-out basis: (a) the cumulative amount of all capital contributions made to the Company by the Investor Member (or its predecessors in interest) in respect of such Membership Interests (but excluding any Excess Contributions that are distributed pursuant to Section 5.1(b)(i)) prior to such time plus the amount of the Contribution Agreement Purchase Price, and (b) all cash distributions to the Investor Member (or its predecessors in interest) on or before such date (but excluding any special distributions in respect of Excess Contributions pursuant to Section 5.1(b)(i)). The IRR will be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating the IRR as is reasonably determined by the Board), and will be based on the actual dates of funding of such capital contributions and the actual dates of receipt of such cash distributions and proceeds.
“KKR” means Kohlberg Kravis Roberts & Co. L.P.
“Law” means any law (statutory, common, or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body, including all regulatory requirements emanating from state and federal regulators of the Company Group’s businesses and operations.
“Liabilities” means any and all liabilities or obligations, whether accrued, contingent, absolute or otherwise.
“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, charges, claims, proxy, voting trust or transfer restriction under any stockholder or similar agreement.
“Losses” means any and all actual losses, damages, Liabilities, Taxes, claims, demands, causes of action, legal proceedings, Orders, remedies, obligations, assessments, awards, payments, costs and expenses, interest, penalties, fines, judgments and settlements.
“Member” means each of AEP Member and Investor Member, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.
“Membership Interests” means membership interests of the Company.
“MOIC” means, as of the consummation of a Drag-Along Sale, with respect to the Investor Member, the number resulting from the quotient of (i) all cash distributions to the Investor Member (or its predecessors in interest) on or before such date in respect of such Membership Interests (but excluding any special distributions in respect of Excess Contributions pursuant to Section 5.1(b)(i)) divided by (ii) the cumulative amount of all capital contributions made to the Company by the Investor Member (or its predecessors in interest) in respect of such

Membership Interests (but excluding any Excess Contributions that are distributed pursuant to Section 5.1(b)(i)) prior to such time plus the amount of the Contribution Agreement Purchase Price.
“New Securities” means any Membership Interests or other equity interests in the Company, other than any Excluded Membership Interests.
“OFAC” means the U.S. Office of Foreign Assets Control.
“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.
“Percentage Interest” means, in respect of any Member, their relative ownership in the Membership Interests, expressed as a percentage, which shall be deemed to be equal to the number of Membership Interests that such Member owns divided by the total number of Membership Interests then outstanding.
“Permitted Transferee” means, with respect to the (a) AEP Member or the Investor Member, (i) a directly or indirectly wholly owned Subsidiary of such Member, (ii) an Affiliate of such Member of which such Member is, directly or indirectly, a wholly owned Subsidiary (an “Affiliate Parent”), (iii) an Affiliate of such Member that is a wholly owned Subsidiary of an Affiliate Parent and (b) with respect to the Investor Member, any Person that is an Affiliate of or is managed or advised by KKR or its Affiliates or PSP or its Affiliates, in each case of the foregoing clauses (a) and (b), so long as (i) any required authorization, approval or consent of all applicable Governmental Bodies in respect of such transfer has been received, and (ii) such transfer would not reasonably be expected to result in the consequences specified in either clause (i) or clause (ii) of Section 6.3(c).
“Persons” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Preemptive Right Share” means a ratio of (a) the number of Membership Interests held by such Member with Preemptive Rights, to (b) the total number of Membership Interests then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.

“Prohibited Competitor” means any Competitor listed on Schedule 2, as may be updated from time to time in accordance with Section 6.3(b).
“Project Selection Guidelines” means the AEP Transmission Project Selection Guidelines of the AEP Outside Group, effective as of September 30, 2024, as may be amended from time to time subject to obtaining any required consent pursuant to Section 8.1(h); provided that, notwithstanding anything to the contrary contained in the Project Selection Guidelines, the Project Selection Guidelines shall be interpreted for all purposes of this Agreement without giving effect to “State Transcos” being wholly owned by (or being required to be wholly owned by) AEP Parent thereunder.
“Prudent Utility Practice” shall mean the practices, methods and acts (a) engaged in or approved by a significant portion of electric transmission-owning utilities in the United States during the relevant time period or (b) that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, are reasonably expected to accomplish the desired result in a manner consistent with applicable Law, good business practices, reliability, safety, environmental protection, economy and expedience; provided that Prudent Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather is intended to include a spectrum of acceptable practices, methods or acts generally accepted in the region during the relevant period in light of the circumstances.
“PSP” means Public Sector Pension Investment Board.
“Qualified Designee” means either (a) (i) with respect to the AEP Member, an employee or officer of AEP Member or any of its Affiliates and (ii) with respect to the Investor Member, an employee, officer, director or equivalent position of the Investor Member, any direct or indirect controlling or managing equityholder of Investor Member or any Affiliate of such equityholder (including in the case of any investment fund, private equity funds, hedge funds, sovereign wealth funds, co-investment vehicles or similar investment vehicles or arrangements, the general partner, managing member, asset manager, fund manager, fund advisor, management company or similar managing entity thereof) investing in, or managing, such direct or indirect equityholder (an “Investor Employee”) or (b) an individual with at least 10 years of management-level experience in the private sector electricity transmission, distribution and generation business; provided, that a “Qualified Designee” shall not include (i) with respect to the Investor Member, any manager, director, officer, employee or other Person affiliated with a Prohibited Competitor, (ii) any Person that is, or within 10 years prior to the Effective Date was, an employee or consultant of FERC, (iii) any Person who would require prior authorization from FERC under Section 305(b) of the Federal Power Act to serve as an Investor Manager and who has failed to comply with such FERC filing requirements and any Person who has failed to comply with the Standards of Conduct, functional separation, and other requirements that are then imposed by FERC with respect to that Person’s service as an Investor Manager (it being understood that, for the avoidance of doubt, no such person may be deemed to have failed to comply while any such filings, other submissions or other requirements are being prepared, processed or considered, except for interlocking authorizations under Section 305(b) of the Federal Power Act that require a FERC order prior to holding the interlocking positions); (iv)

any Person convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction) or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, or (v) solely in the case of an individual that is not an Investor Employee or an employee or officer of AEP Member or any of its Affiliates, any Person that would create a material regulatory or reputational risk to the Company based on a good-faith determination by the Board.
“Qualifying Core Assets” means assets utilized in connection with the conduct of the Company Business on which the Company reasonably expects (a) that it or its Subsidiaries will be eligible to include in the applicable rate base, and (b) to earn a return through rates approved by FERC (or such other Governmental Body that may then be applicable) that are commercially reasonable (to be determined by the Board in good faith) and are not otherwise inconsistent with applicable FERC (or such other Governmental Body, as the case may be) rate precedent. For the avoidance of doubt, “Qualifying Core Assets” shall also include necessary or ancillary expenses to support such assets (including working capital).
“Rate Base Amount” means an amount equal to the net utility plant of the Company Group, taken as a whole, as determined (without duplication) based on the most recently filed FERC Form 1s for each member of the Company Group that owns or operates FERC-jurisdictional assets.
“Remaining Annual Maximum Commitment Amount” means the Remaining ECL Annual Commitment Amount as of the date of determination plus the Remaining Growth Commitment Amount as of such date of determination.
“Remaining ECL Annual Commitment Amount” shall mean, as of the date of determination, (a) the lower of (i) the ECL Annual Commitment Amount for the applicable Commitment Year and (ii) an amount equal to the total cash distributions made to Investor Member (or, without duplication, its predecessors in interest or direct Transferees) pursuant to Section 5.2 in the prior eighteen (18) month period minus (b) the amount of capital contributions (but excluding any Excess Contributions that are distributed pursuant to Section 5.1(b)(i)) made by the Investor Member (or its predecessors in interest or direct Transferees) during such applicable Commitment Year pursuant to the ECLs (or any replacement Credit Support thereof). For the avoidance of doubt, in any given Commitment Year, all capital contributions (other than payment of the Contribution Agreement Purchase Price) made by Investor Member (or its predecessors in interest or direct Transferees) in such Commitment Year up to the ECL Annual Commitment Amount for such year shall be deemed to be amounts made pursuant to any or both ECLs (or any replacement Credit Support thereof), regardless of whether either ECL (or any replacement Credit Support thereof) was actually enforced or expressly called upon by the Company.
“Remaining Growth Commitment Amount” means, as of the date of determination, with respect to Investor Member (or its predecessors in interest), (a) the Growth Commitment Amount minus (b) the amount of all capital contributions (but excluding any Excess Contributions that are distributed pursuant to Section 5.1(b)(i)) made by Investor Member (or its predecessors in interest or direct Transferees) in respect of Additional Funding Requirements excluding the ECL

Aggregate Funded Amounts; provided that, notwithstanding anything to the contrary, effective as of June 5, 2035, the Remaining Growth Commitment Amount shall be deemed to be zero dollars ($0).
“Representatives” means the managers, directors, officers, employees, agents, members, partners and Advisors of a Party.
“Sanctioned Person” means any Person named from time to time on any Sanctions-related list of designated Persons maintained by an applicable Governmental Body described in the definition of “Sanctions,” including without limitation the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy (collectively, the “Sanctioned Party Lists”); or (b) any Person owned or controlled by, or acting on behalf of, any Person named from time to time on any Sanctioned Party List.
“Sanctions” means any sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.
“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Tag Portion” means an amount of Membership Interests equal to the specified quantity of Tag-Along Offered Membership Interests multiplied by Investor Member’s Percentage Interest.
“Target CapEx” means, for the relevant period of determination, the aggregate dollar amount of capital expenditures incurred (on an accrual basis and without duplication) with respect to all Target Projects by any member of the Company Group or the AEP Outside Group, as applicable, and that are reasonably expected to be included in FERC-jurisdictional transmission rates.
“Target CapEx Floor Percentage” means (a) for each four year period ending as of the end of each of calendar years 2025 through 2029, 70% and (b) for each four year period ending as of the end of each of calendar years 2030 through 2034, 65%.
“Target Project” means, excluding all Excluded Opportunities, any capital project, development, upgrade, expansion, modification or other capital expenditure for any transmission asset physically located within the Target States that is eligible to be developed or owned by a State Transco (as defined in the Project Selection Guidelines) and/or an AEP Operating Company (as defined in the Project Selection Guidelines) aligned with one or more of the Target States, in each case, pursuant to Section 4.1 of the Project Selection Guidelines (as interpreted in good faith, in a manner that is non-discriminatory to the Company Group and no less favorable in any material respect to the Company Group (i.e., it being less favorable for the Company Group to receive less Target CapEx) than the manner in which the AEP Member and its Affiliates have interpreted the Project Selection Guidelines and made allocation decisions in accordance therewith prior to the Effective Date).
“Target States” means the states of Ohio, Indiana and Michigan.
“Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, capital stock, capital gains, franchise, profits, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, escheat, unclaimed property, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge of any kind whatsoever, including any interest, penalty or addition thereto.
“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Third Party” means, with respect to a Member, another Person that is not another Member or an Affiliate of a Member.
“Transfer” shall mean, with respect to the legal or beneficial ownership of any of a Member’s Membership Interests, any sale, assignment, transfer, pledge, encumbrance, hypothecation or other similar arrangement or disposal, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law including by the entry into any contract, option or other arrangement, or the granting or imposition of any Lien, that gives any Person other than the Member, whether or not upon the occurrence or nonoccurrence of an event, the right to acquire any Membership Interests or any interest therein, to vote any Membership Interest, or to require that any Membership Interests be transferred, directly or indirectly, whether voluntarily, involuntarily or by operation of applicable Law. For the avoidance of doubt and notwithstanding the foregoing, (a) subject to clauses (b), (c), (d) and (e) below, any sale, assignment, transfer, or other disposition of equity interests in any Member or any direct or indirect parent of such Member in which the Membership Interests held by such Member represent more than 50% of the Fair Market Value of all of the assets directly or indirectly held by such Member or direct or indirect parent the equity interests of which are being disposed shall constitute a “Transfer” for all purposes of this Agreement, (b) any direct or indirect transfer of equity interests in the Investor Member that does not result in a Change in Control of the Investor Member shall not constitute a “Transfer” for any purpose under this Agreement so long as (i) any required authorization, approval or consent of all applicable Governmental Bodies in respect of such transfer has been received, and (ii) such transfer would not reasonably be expected to result in the consequences specified in either clause (i) or clause (ii) of Section 6.3(c), (c) any direct or indirect transfer of equity interests in AEP Parent shall not constitute a “Transfer” for any purpose under this Agreement so long as any required authorization, approval or consent of all applicable Governmental Bodies in respect of such transfer has been received, (d) any direct or indirect transfer of equity interests in AEP Member (so long as the AEP Member is controlled by AEP Parent immediately prior to such transfer) shall not constitute a “Transfer” solely for purposes of Section 6.3 (i) unless (A) the Investor Member remains controlled by either of or any combination of (x) any Person or Persons advised, managed or controlled by KKR or its Affiliates and (y) any Person or Persons advised, managed or controlled by PSP or its Affiliates and (B) all or substantially all of the assets of the Person in which such interests are being transferred directly or indirectly consist of FERC regulated, transmission only electric utilities that are geographically aligned with AEP’s existing utility operating companies or otherwise constitute a “State Transco” in the Project Selection Guidelines and (ii) so long as any required authorization, approval or consent of all applicable Governmental Bodies or third parties in respect of such transfer has been received, (e) any direct or indirect transfer of equity interests in the AEP Member (so long as the AEP Member is controlled by AEP Parent immediately prior to such transfer) shall not constitute a “Transfer” solely for purposes of Section 6.4 unless all or substantially all of the assets of the Person in which such interests are being transferred directly or indirectly consist of equity securities of the Company Group and (ii) so long as any required authorization, approval or consent of all applicable Governmental Bodies or third parties in respect of such transfer has been received, (f) with respect to Investor Member, any bona fide direct or indirect Transfer of interests in any private equity fund or co-investment vehicle or similar investment vehicle (but, for the avoidance of doubt for purposes of this clause (f), excluding any portfolio company) that is an Affiliate of or is managed by KKR or its Affiliates or PSP or its Affiliates, as the case may be, or of any Person that holds a direct or indirect interest in such private equity fund, co-investment vehicle or similar investment vehicle, to another partner in such private equity fund, co-investment vehicle or similar investment vehicle or to a third party, so long as such private equity fund, co-investment vehicle or similar investment vehicle remains an Affiliate of or managed by KKR or its or its Affiliates or PSP or its Affiliates, as the case may be, in each case shall not constitute a “Transfer”, and (g) the issuance or transfer of any equity interests in any direct or indirect parent entity of Investor Member that is listed on a national securities exchange shall not constitute a “Transfer”.
“Transource” means Transource Energy, LLC, a Delaware limited liability company.
“Transource Agreement” means that certain Amended and Restated Operating Agreement of Transource Energy, LLC, dated as of January 21, 2019 (the “Transource Effective

Date”), by and between AEP Transmission Holding Company, LLC and Evergy Transmission Company, LLC (f/k/a GPE Transmission Holding Company, LLC), without giving effect to any amendments following the Transource Effective Date to the extent such would adversely impact the Company Group.
Section 13.17    Terms Defined Elsewhere in this Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them in the sections indicated:

Term	Section
AAA	Section 13.13(a)
Additional Funding Requirement	Section 5.1(a)
AEP Managers	Section 2.2(d)
AEP Member	Preamble
Affiliate Transaction Default	Section 2.14(c)
Affiliate Transactions	Section 2.14(a)
Agreement	Preamble
Board	Section 2.1
Board Observer	Section 2.13
Call Consummation Period	Section 5.1(d)
Call Exercise Price	Section 5.1(d)
Call Notice	Section 5.1(d)
Call Period	Section 5.1(d)
Call Right	Section 5.1(d)
Capital Request Funding Date	Section 5.1(a)
Capital Request Notice	Section 5.1(a)
Company	Preamble
Company Business	Section 1.3(a)
Confidential Information	Section 9.6(a)
Contributing Member	Section 5.1(b)(ii)
Contribution Unfunded Amount Notice	Section 5.1(b)
Corporate Opportunity	Section 9.3(d)
Default Notice	Section 2.14(c)
Defaulting Member	Section 4.2
Designated Alternate	Section 2.2(f)
Drag-Along Buyer	Section 6.5(a)
Drag-Along Notice	Section 6.5(b)
Drag-Along Right	Section 6.5(a)
Drag-Along Sale	Section 6.5(a)
Event of Default	Section 4.1
Event of Dissolution	Section 4.3(a)
Excess Contribution	Section 5.1(b)(i)
Fund Indemnitees	Section 11.7
Fund Indemnitors	Section 11.7
Independent Evaluator	Section 13.15
Investor Managers	Section 2.2(b)

Term	Section
Investor Member	Preamble
Investor Return Threshold	Section 6.5(h)
Lock-Up Period	Section 6.1(b)
Managers	Section 2.1
MOIC Return Threshold	Section 6.5(h)
Non-Contributing Member	Section 5.1(b)
Non-Transferring Member	Section 6.3(a)
Option Notice	Section 6.6(a)
Over-Contributing Member	Section 5.1(b)(i)
Party	Preamble
Preemptive Right	Section 7.1
Preemptive Right Notice Period	Section 7.1
Preemptive Right Participation Notice	Section 7.1
Pro Rata Request Amount	Section 5.1(a)
Put Notice	Section 6.6(a)
Put Sale	Section 6.6(b)
Put Transaction	Section 6.6(a)
Response To Capital Call	Section 5.1(a)
Sale Notice	Section 6.3(a)
Sale Period	Section 6.3(a)(ii)
Sanctioned Party Lists	Definition of “Sanctioned Person”
Subject Membership Interests	Section 6.3(a)
Tax Allocation Agreement	Section 8.1(i)
Tag-Along Buyer	Section 6.4(a)
Tag-Along Election Notice	Section 6.4(b)
Tag-Along Notice	Section 6.4(a)
Tag-Along Offered Membership Interests	Section 6.4(a)
Tag-Along Sale	Section 6.4(a)
Tax-Driven Changes	Section 10.7
Tax Matters Shareholder	Section 10.2
Total Number of Managers	Section 2.2(a)
Transferring Member	Section 6.3(a)
Unfunded Amount	Section 5.1(b)
Unfunded Amount Loan	Section 5.1(b)(ii)(A)

Section 13.18    Other Definitional Provisions. The following shall apply to this Agreement:
(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day. In addition, notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.
(e)    Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)    The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(h)    All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(i)    Any reference to any Contract shall be a reference to such agreement or Contract, as amended, amended and restated, modified, supplemented or waived.
(j)    Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.
(k)    For all purposes of this Agreement (including the determination of a Member’s Percentage Interest and its entitlement, if applicable, to designate one or more

Managers), such Member and its Affiliates shall be deemed to be, and shall be treated as, one and the same Member.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.
The Company:
Midwest Transmission Holdings, LLC

By: /s/ Robert W. Bradish
Name: Robert W. Bradish
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.
AEP Member:
AEP Transmission Company, LLC

By: /s/ Robert W. Bradish
Name: Robert W. Bradish
Title: Vice President

[Signature Page to Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.
Investor Member:
Olympus BidCo L.P.
By: Olympus GPCo, LLC, its general partner

By: /s/ Kathleen Lawler
Name: Kathleen Lawler
Title: Co-President

By: /s/ Louis-Eric Bonin
Name: Louis-Eric Bonin
Title: Co-President

[Signature Page to Amended and Restated Limited Liability Company Agreement]

Schedule 1
Schedule of Members

Name	Address	Percentage Interest
AEP Transmission Company, LLC	AEP Transmission Company, LLC c/o American Electric Power Service Corporation 1 Riverside Plaza Columbus, OH 43215 Attention: Robert W. Bradish Email: rwbradish@aep.com	80.1%
Olympus BidCo L.P.	Olympus BidCo L.P. 30 Hudson Yards, Suite 7500 New York, New York 10001 Attention: Kathleen Lawler and Louis-Éric Bonin Email: Kathleen.Lawler@kkr.com; and LEBonin@investpsp.ca	19.9%

Schedule 2
Prohibited Competitors
1.    AES Corp.
2.    American Municipal Power
3.    CenterPoint Energy
4.    Dominion Energy
5.    Duke Energy
6.    Duquesne Light Company
7.    Exelon
8.    FirstEnergy
9.    Invenergy
10.    ITC Holdings
11.    LS Power
12.    NextEra Energy
13.    NiSource
14.    Pattern Energy
15.    Public Service Enterprise Group
16.    PPL Corp.
17.    Viridon